SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary proxy statement	[ ]	Confidential, for use of the Commission
[ ]	Definitive proxy statement		only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive additional materials
[ ]	Soliciting material under Rule 14a-12

HEMET BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
[ ]	No fee required

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value per share, of Hemet Bancorp

(2)	Aggregate number of securities to which transaction applies:

833,920 shares (including 27,750 shares underlying stock options)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$54.00 per share of Common Stock, the cash price to be paid in the merger

(4)	Proposed maximum aggregate value of transaction:

$45,031,680*

(5)	Total fee paid:

$4,143**

*The “maximum aggregate value of the transaction” is the product of 833,920 shares of Common Stock (including 27,750 shares underlying stock options) and $54.00, the cash price per share to be paid in the merger.

**In accordance with Exchange Act Rule 0-11, the filing fee is determined by multiplying the transaction value by .000092.

[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Hemet Bancorp
3715 Sunnyside Drive
Riverside, California 92506

______, 2002

Dear Shareholder:

     You are cordially invited to attend the special meeting of shareholders of Hemet Bancorp, to be held at __:__ _.m., local time, on ______, 2002, at the Anchor Restaurant, 2524 East Florida Avenue, Hemet, California 92544. The address of the principal executive office of Hemet Bancorp is 3715 Sunnyside Drive, Riverside, California 92506.

     As described in the enclosed proxy statement, at the special meeting you will be asked to approve a proposed merger with Hemet Financial Group, Inc. In the proposed merger:

•	Hemet Financial Group, Inc. will merge into Hemet Bancorp, with Hemet Bancorp as the surviving corporation;

•	each outstanding share of common stock of Hemet Bancorp (other than those shares whose holders perfect their dissenters’ rights) will be converted into the right to receive $54.00 cash, without interest; and

•	each outstanding share of common stock of Hemet Financial Group, Inc. will be converted into the right to receive one share of common stock of Hemet Bancorp.

     Our board of directors has unanimously approved the proposed merger as being fair to the shareholders of Hemet Bancorp. The board of directors recommends that you vote for approval of the merger agreement and the transactions contemplated thereby, including the merger, at the special meeting. In considering the conclusions of the board of directors, you should be aware that each of our directors and executive officers has certain interests that present him or her with potential or actual conflicts of interest in connection with the merger proposal.

     Enclosed is a notice of the special meeting of shareholders (with accompanying proxy card) and a proxy statement containing a discussion of the merger. We urge you to read this material carefully. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the enclosed postage prepaid envelope as soon as possible. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

     If the proposed merger is approved by our shareholders at the special meeting and all of the conditions to each of the parties’ obligations to effect the merger are satisfied, we anticipate that the closing of the merger will occur on the first business day after the special meeting.

     Your vote is important for the approval of the merger, and your prompt cooperation is greatly appreciated.

Sincerely,

James B. Jaqua President and Chief Executive Officer

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

[LOGO OF HBC]

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

______, 2002

Dear Shareholders:

     The special meeting of shareholders of Hemet Bancorp will be held at the Anchor Restaurant, 2524 East Florida Avenue, Hemet, California 92544 on ______, 2002, at __:__ _.m., local time for the following purposes:

1.	To vote upon a proposal to approve the Plan and Agreement of Merger, dated as of May 22, 2002, by and between Hemet Bancorp, a California corporation, and Hemet Financial Group, Inc., a Nevada corporation, and the transactions contemplated thereby, including the merger. The Plan and Agreement of Merger is attached to the proxy statement as Appendix A; and

2.	To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

     The board of directors of Hemet Bancorp has approved, and unanimously recommends that you vote for, the merger proposal. In considering the conclusions of the board of directors, you should be aware that each of the directors and executive officers of Hemet Bancorp has certain interests that present him or her with potential or actual conflicts of interest in connection with the merger proposal.

     If you were a shareholder of record on ______, 2002, you may vote at the special meeting or any adjournment of the special meeting. Your vote is very important. To vote your shares, please sign, date and complete the proxy card below and mail it promptly in the enclosed return envelope.

By order of the Board of Directors,

Leslie Besic Corporate Secretary

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
APPROVAL OF THE MERGER AGREEMENT
SPECIAL FACTORS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
INFORMATION ABOUT HEMET BANCORP
INFORMATION ABOUT HEMET FINANCIAL GROUP, INC.
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF HEMET BANCORP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HEMET BANCORP
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF HEMET FINANCIAL GROUP, INC.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
GENERAL INFORMATION ABOUT THE SPECIAL MEETING
DISSENTERS’ RIGHTS
THE MERGER AGREEMENT
COMMON STOCK PURCHASE INFORMATION
RELATED PARTY TRANSACTIONS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS
FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	6

APPROVAL OF THE MERGER AGREEMENT	9

SPECIAL FACTORS	9
Background of the Merger	9
The Merger Proposal	12
Determination and Recommendation of the Board of Directors of HBC and Position as to the Fairness of the Merger	14
Opinion of Financial Advisor to HBC	16
Purpose and Reasons of HBC for the Merger	22
Purpose and Reasons of the HBC Directors and Executive Officers for the Merger	23
Position of HBC and the HBC Executive Officers as to the Fairness of the Merger	23
Purpose and Reasons of HFG for the Merger	23
Position of HFG as to the Fairness of the Merger	23
Purpose and Reasons of the HFG Directors and Executive Officers for the Merger	23
Position of the HFG Directors and Executive Officers as to the Fairness of the Merger	24
Effects of the Merger	24
Interests of the Directors and Executive Officers of HBC and HFG in the Merger	25
Interests of the Continuing Shareholders in the Merger	27
Financing; Source of Funds	27
HBC Financial Projections	28
Fees and Expenses	28
Regulatory Matters	28
Public Offerings	29

PRICE RANGE OF COMMON STOCK AND DIVIDENDS	29

INFORMATION ABOUT HEMET BANCORP	30
General	30
Selected Financial Data	30

INFORMATION ABOUT HEMET FINANCIAL GROUP, INC	32

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF HEMET BANCORP	33
Directors	33
Executive Officers	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HEMET BANCORP	34

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF HEMET FINANCIAL GROUP, INC	35
Directors	35
Executive Officers	36

- i -

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	36

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	36
Consequences to HFG and HBC	37
Consequences to Non-Continuing Shareholders	37
Consequences to Continuing Shareholders	39

GENERAL INFORMATION ABOUT THE SPECIAL MEETING	39
Information about attending the Special Meeting	39
Information about this Proxy Statement	39
Information about Voting	40
Quorum Requirement	40
Information about Votes Necessary for Action to be Taken	40
Other Matters	41
Solicitation of Proxies	41
Voting and Revocation of Proxies	41

DISSENTERS’ RIGHTS	42

THE MERGER AGREEMENT	43
Merger and Merger Consideration	43
Management and Operations after the Merger	43
Completion of the Merger	43
Exchange Procedures	44
Effect of the Merger on HBC Stock Options	45
Representations and Warranties	45
Conduct of Business Pending Closing	45
Other Covenants	46
Conditions to Completion of the Merger	46
Termination	48
Expenses	49
Amendment and Waiver	49

COMMON STOCK PURCHASE INFORMATION	50
Recent Transactions	51

RELATED PARTY TRANSACTIONS	51

FUTURE SHAREHOLDER PROPOSALS	53

OTHER MATTERS	53

FORWARD-LOOKING INFORMATION	53

WHERE YOU CAN FIND MORE INFORMATION	54

DOCUMENTS INCORPORATED BY REFERENCE	55

- ii -

APPENDICES

     Appendix A — Plan and Agreement of Merger

     Appendix B — Fairness Opinion of Alex Sheshunoff & Co. Investment Banking, L.P.

     Appendix C — Dissenters’ Rights

     Appendix D — Summary of Projected Financial Information

     Appendix E — Table of Comparable Transactions

- iii -

SUMMARY TERM SHEET

     This brief summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the other documents to which this document refers to understand fully the merger proposal. See “Where You Can Find More Information” on page 54. We began mailing this proxy statement and the attached notice of special meeting and the proxy card to the shareholders of Hemet Bancorp on ______, 2002. The date of this proxy statement is ______, 2002.

Use of Certain Terms

     We refer to the transactions contemplated by the Plan and Agreement of Merger, including the proposed merger of Hemet Financial Group, Inc. with and into Hemet Bancorp, in this proxy statement as the “merger proposal” or the “merger.” Unless otherwise mentioned or unless the context requires otherwise, all references in this proxy statement to “HBC” or to “we,” “our,” or similar references mean Hemet Bancorp and does not include any of HBC’s direct or indirect subsidiaries. Hemet Financial Group, Inc. is referred to in this proxy statement as “HFG.”

     HBC shareholders who will also be HFG stockholders at the time of the merger are referred to in this proxy statement as “Continuing Shareholders” by virtue of the conversion of their shares of HFG common stock into new shares of HBC common stock in the merger. All of the HBC directors and executive officers are expected to be Continuing Shareholders. Certain retirement plans for the benefit of these persons, however, will not be Continuing Shareholders. HBC shareholders who will not be HFG stockholders at the time of the merger are referred to in this proxy statement as “non-Continuing Shareholders.” We refer to the sale by HFG of shares of HFG common stock prior to the completion of the merger in this proxy statement as the “HFG financing.” See “Special Factors — Financing; Source of Funds” on page 27.

     Each non-Continuing Shareholder is an unaffiliated HBC shareholder. Except for HBC’s and HFG’s directors and executive officers, each Continuing Shareholder is an unaffiliated HBC shareholder.

The Companies — pages 30 and 32

     HBC is a bank holding company that conducts its business through its principal bank subsidiary, The Bank of Hemet (the “Bank”). The Bank has five branches located in the Inland Empire area of southern California. Through the Bank, we offer a range of banking services in the communities the Bank serves. The address of our principal executive offices is 3715 Sunnyside Drive, Riverside, California 92506, and our telephone number is (909) 784-5771.

     Hemet Financial Group, Inc. is incorporated in Nevada and its executive offices are located at 300 Capitol Mall, Suite 1100, Sacramento, California 95814. Its telephone number is (916) 442-0400, ext. 213. HFG was formed solely for the purpose of effecting the merger described herein.

The Special Meeting — page 39

     HBC will hold the special meeting of its shareholders on ______, 2002, __:__ _.m., local time at the Anchor Restaurant, Hemet, California 92544. At the special meeting, we will ask you to vote upon a proposal to approve a Plan and Agreement of Merger, dated as of May 22, 2002 (which we refer to in this proxy statement as the merger agreement), between HBC and HFG and the transactions contemplated thereby, including the merger. The Plan and Agreement of Merger is attached to this proxy statement as Appendix A.

Record Date — page 40

     You can vote at the special meeting if you owned HBC common stock of record at the close of business on ______, 2002, the record date. On that date, ____shares of HBC common stock, no par value, were outstanding and held of record by __ shareholders. At the special meeting, you may cast one vote for each share of HBC common stock you owned on the record date.

Information about Votes Necessary for Action to be Taken — page 40

     Among other conditions, the holders of a majority of the outstanding shares of HBC common stock entitled to vote must vote in favor of the approval of the merger proposal in order for the merger to be completed. In addition, the merger agreement contains a condition to completion of the merger that, in accordance with Section 310(a)(1) of the California General Corporation Law (“CGCL”), a majority of the non-director shares represented and voting at the special meeting (which non-director shares voting affirmatively must also constitute a majority of the required quorum) must approve the merger proposal. For purposes of this condition, none of the shares owned by the HBC directors will be counted, since, as described in this proxy statement, all of the HBC directors have an interest in the merger. Section 310(a)(1) of the CGCL provides for shareholder approval of contracts and transactions in which directors have an interest.

Share Ownership of HBC Directors and Executive Officers — page 34

     As of June 30, 2002, the HBC directors, and executive officers beneficially owned 312,638 shares of HBC common stock (excluding options). This represented approximately 38.8% of the outstanding shares of HBC common stock on June 30, 2002. We currently expect that the HBC directors and executive officers will vote their shares of HBC common stock for the merger proposal.

Recommendation of HBC Board of Directors — page 14

     The HBC board of directors has approved, and unanimously recommends that you vote for, the merger proposal and has determined that the merger proposal is fair to the HBC shareholders, including all unaffiliated HBC shareholders. Each member of the HBC board of directors individually determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair, from a financial point of view, to the HBC shareholders, including all unaffiliated HBC shareholders. In considering the conclusions of the board of directors with respect to the merger proposal, shareholders should be aware that each of the HBC directors and executive officers has certain interests that present him or her with potential or actual conflicts of interest in connection with the merger proposal.

The Merger and the Merger Agreement — page 43

     The merger agreement provides that, subject to the approval of the merger proposal by the HBC shareholders and HFG stockholders and the satisfaction or waiver of certain other conditions, HFG will merge with and into HBC and the separate existence of HFG will cease. HBC will be the surviving corporation in the merger. Each share of HBC common stock that is outstanding immediately prior to the effective time of the merger (other than shares in respect of which dissenters’ rights have been perfected properly under California law) will be converted into the right to receive $54.00 in cash, without interest. Cash payments owed to Continuing Shareholders will be applied to retire the promissory notes that the Continuing Shareholders will execute in favor of HFG as part of the HFG financing. Upon completion of the merger, HBC shareholders will possess no further interest in, or rights as shareholders of, HBC, other than their right to receive $54.00 per share or dissenters’ rights. Each share of HFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of HBC common stock.

     We have attached the merger agreement to this proxy statement as Appendix A. We urge you to please read the merger agreement as it is the legal document that governs the merger. We will complete the merger if HBC shareholders and HFG stockholders cast the required votes for the merger proposal and we and HFG satisfy or waive each of the other conditions to the merger.

Reasons for the Merger — page 14

     Our principal reasons for approving and recommending the merger proposal are:

•	cost savings will be realized by HBC by eliminating the requirement to make periodic public reports under the Securities Exchange Act of 1934 (“Exchange Act”) and reducing the expense of shareholder communications (e.g., printing, postage, data entry, stock transfer and other administrative expenses) to a large group of shareholders that hold a small interest in the outstanding shares of HBC;

•	making an election under Subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”) will substantially reduce corporate level income taxation, thus reducing expenses of HBC and increasing its cash flow which could be used to fund future growth of HBC, pay greater amounts of dividends to HBC shareholders in the future, or both;

•	operating as a private company will allow management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance often emphasized by the public markets;

•	low trading volumes in HBC common stock has limited liquidity for HBC shareholders and limited their ability to sell their shares in the open market without significantly decreasing the market price of HBC common stock;

•	allowing HBC to “go private” more quickly and less expensively than other structures considered by the HBC board of directors; and

•	allowing the non-Continuing Shareholders to realize the value of their investment in HBC in cash at a price that represents a premium over the market price of HBC common stock before the public announcement of its plans to take HBC private and at a price that is over twice HBC’s March 31, 2002 tangible book value per share of $25.92, and therefore exceeds both the average and median prices paid for reasonably like-sized banks in California sold during the past year.

Opinion of Financial Advisor — page 16

     Alex Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”) was retained by HBC as a financial advisor to HBC with respect to the merger proposal. On May 22, 2002, Sheshunoff delivered to the HBC board of directors its opinion that the proposed price per share of $54.00 in the merger is fair, from a financial point of view, to the HBC shareholders. We have attached Sheshunoff’s opinion to this proxy statement as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Sheshunoff in providing its opinion.

Management and Operations After the Merger — page 24

     The HBC directors and executive officers upon completion of the merger will serve as the directors and executive officers of the surviving corporation after the merger.

Conditions to the Completion of the Merger — page 46

     In addition to any required regulatory clearances, the merger will be completed only if various conditions, including the following, are satisfied or waived:

•	HBC shareholders and HFG stockholders approve the merger proposal (which approval, in the case of HBC, must include the approval of a majority of the non-director shares represented and voting at the special meeting in accordance with Section 310(a)(1) of the CGCL);

•	HFG successfully completes the HFG financing as described in the section of this proxy statement entitled “Special Factors — Financing; Source of Funds;”

•	HBC receives a tax opinion from counsel as required by the merger agreement;

•	there is no governmental or regulatory action or legislation prohibiting the merger; and

•	there are no inaccuracies in the representations and warranties, such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on HBC or HFG.

     In addition to these conditions, the merger agreement, attached to this proxy statement as Appendix A, describes other conditions that must be met before the merger may be completed.

Termination of the Merger Agreement — page 48

     HBC and HFG may mutually agree at any time to terminate the merger agreement, even if the HBC shareholders have approved the merger proposal. Either HBC or HFG may also terminate the merger agreement under some circumstances.

Amendment and Waiver — page 49

     We may amend or supplement the merger agreement before we complete the merger. However, after approval of the merger by the HBC shareholders and the HFG stockholders, neither party may, without further shareholder approval, amend the merger agreement to change the manner or basis in which shares of HBC common stock will be exchanged for $54.00 in cash or in which shares of HFG common stock will be exchanged for shares of HBC common stock.

     Before we complete the merger, HBC and HFG may:

•	waive any default in the performance of any term of the merger agreement;

•	waive or extend the time for performance under the merger agreement; or

•	waive any or all of the conditions precedent to the obligations of the other party under the merger agreement.

Interests of Certain Persons in the Merger — pages 25 and 27

     In considering the recommendation of the HBC board of directors with respect to the merger proposal, you should be aware that HFG and HBC directors and executive officers have interests in the merger or have relationships, including those referred to below, that may present actual or potential, or the appearance of actual or potential, conflicts of interests in connection with the merger:

•	the HBC and HFG boards of directors and their executive officers are the same, except that Mssrs. Eric J. Gosch, E. Kenneth Hyatt, Joseph D. Pehl and Kevin R. Farrenkopf are neither directors nor executive officers of HFG;

•	as of June 30, 2002, the HBC board of directors and executive officers beneficially owned approximately 312,638 shares of the outstanding HBC common stock (excluding options), which constitutes approximately 38.8% of the outstanding shares of HBC common stock and which entitles them to receive an aggregate of approximately $16.9 million in merger consideration;

•	each of the HBC directors and executive officers will be Continuing Shareholders and, therefore, will have the opportunity to participate in any future growth and earnings of HBC;

•	several of the HBC directors will purchase shares of HFG common stock for cash in connection with the HFG financing and as a result of the conversion of HFG shares into HBC shares in the merger will own a proportionately greater amount of shares of HBC common stock than each of them owned prior to the merger; and

•	all of the HBC directors and executive officers will be Continuing Shareholders and, as such, will recognize no gain or loss for federal income tax purposes in the merger because the cash consideration payable to Continuing Shareholders will automatically be applied to retire their promissory notes in favor of HFG.

Dissenters’ Rights — page 42

     You have the right to dissent from the merger under the CGCL. HBC shareholders who do not vote in favor of the merger proposal and wish to exercise their dissenters’ rights must make a written demand to HBC to be paid the fair market value for their shares of HBC common stock no later than 30 days after the receipt of a notice from HBC that the HBC shareholders approved the merger proposal. Any such written demand should be directed to Hemet Bancorp, 3715 Sunnyside Drive, Riverside, California 92506, Attention: Corporate Secretary. HBC will notify you of the date by which you must make your written demand in its notice that the shareholders approved the merger proposal. If you vote for the merger proposal, you will waive your dissenters’ rights.

     In addition to not voting for the merger proposal, you must also take certain actions and follow certain procedures if you wish to be entitled to dissenters’ rights. Failure to take any of the necessary steps under the CGCL may result in the loss of dissenters’ rights. Section 1300 et seq. of the CGCL, which sets forth dissenters’ rights and the procedures an HBC shareholder must follow to properly exercise his or her dissenters’ rights, is attached to this proxy statement as Appendix C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

     The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, voting at the special meeting and the merger proposal. These questions and answers may not address all questions that may be important to you as a HBC shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of shareholders will be held on ______, 2002, at __:__ _.m., local time, at the Anchor Restaurant, 2524 East Florida Avenue, Hemet, California 92544.

Q:	What am I voting on?

A:	We are asking you to vote for the merger proposal. Under the merger proposal, HFG will merge with and into HBC with the effect of reducing HBC’s shareholder base to a level sufficient to permit HBC to cease reporting as a public company with the SEC. In addition, by reducing HBC’s shareholder base, the merger will help HBC achieve its objective of becoming a Subchapter S corporation under the Code.

Q:	How do I know if I will be a Continuing Shareholder or a non-Continuing Shareholder?

A:	Continuing Shareholders are existing HBC shareholders who will also invest in HFG. You should assume that you are a non-Continuing Shareholder, unless you have been contacted by representatives of HFG. Continuing Shareholders have been selected by HFG based on the number of shares of HBC common stock held by them and their ability to qualify as shareholders of a Subchapter S corporation by December 31, 2002. The Continuing Shareholders will be among the 75 largest HBC shareholders.

Q:	How will I benefit from the merger?

A:	If you are a non-Continuing Shareholder, you will benefit from the merger because:

•	the merger consideration of $54.00 per share will give you an 8% premium over the closing sale price of HBC common stock on February 28, 2002, the last trading day before HBC’s press release announcing its intent to become a Subchapter S corporation, and represents over twice HBC’s March 31, 2002 tangible book value per share of $25.92, and therefore exceeds both the average and the median prices paid for reasonably like-sized banks in California sold during the past year; and

•	the merger will provide you with the opportunity to obtain immediate liquidity for your shares without having to pay brokerage fees or commissions.

If you are a Continuing Shareholder, you will benefit from the merger because:

•	the merger will provide you with the opportunity to participate in any future growth and earnings of HBC; and

•	you will not be required to pay income tax on the receipt of cash in the merger because the mandatory set-off provision in the promissory note you make to HFG in the HFG financing will preclude you from actually receiving cash.

For further discussion of the background of and reasons for the merger, see “Special Factors — Background of the Merger” and “Special Factors — Determination and Recommendation of the HBC Board of Directors and Position as to the Fairness of the Merger” beginning on page 9 and page 14, respectively.

Q:	What will I receive in the merger?

A:	For each share of HBC common stock you own, you will have the right to receive $54.00 in cash. If you are a non-Continuing Shareholder, the cash consideration payable to you will be paid in cash. If you are a Continuing Shareholder, the cash consideration payable to you will automatically be applied to retire the promissory note you make to HFG in the HFG financing. If you are a Continuing Shareholder, you will also receive one newly issued share of HBC common stock for each share of HFG common stock that you own at the time of the merger.

Q:	When will the merger be completed?

A:	We hope to complete the merger before the end of August 2002. We expect the closing of the merger to occur on the first business day after the special meeting.

Q:	What do I need to do now? How do I vote?

Indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible, or direct your broker or banker to do so as discussed below, so that we may vote your shares at the special meeting. You may also vote in person at the special meeting.

Q:	If I hold my shares in “street name,” will my broker or banker vote my shares for me?

A:	No, unless you provide instructions to your broker or banker on how to vote. You should follow the directions provided by your broker or banker. Without instructions, your broker or banker may not exercise discretionary authority with respect to the merger proposal, which will have the effect of a vote against the merger proposal.

Q:	Is there anything I need to do now besides vote?

A:	No, if the merger is approved by the HBC shareholders, we will deliver a letter of transmittal to you after the special meeting that will, among other things, allow you to exchange your shares of HBC common stock for the consideration you are entitled to receive in the merger.

Q:	What are the federal income tax consequences of the merger to me?

A:	Although all shares of HBC common stock held by HBC shareholders will be converted into the right to receive the cash consideration in the merger, the tax consequences of the merger vary depending upon the status of the particular HBC shareholder. If you are a Continuing Shareholder who has executed a promissory note in favor of HFG as part of the HFG financing, then you will not recognize any gain or loss and the tax basis per share in your new shares of HBC common stock will remain the same as the tax basis per share in your existing shares of HBC common stock. The cash consideration payable to Continuing Shareholders will automatically be applied to retire their promissory notes in favor of HFG. See “Special Factors — Financing; Source of Funds.”

If you are a non-Continuing Shareholder, however, then the exchange of your shares of HBC common stock for the cash consideration will be a taxable event. You should consult with your tax advisor about the tax consequences of the merger to you. For a general discussion of federal income tax consequences, see “Material United States Federal Income Tax Consequences” beginning on page 36.

Q:	What rights do I have if I oppose the merger proposal?

A:	If you do not vote in favor of the merger proposal, the merger is approved by HBC shareholders, and you fully comply with provisions of the CGCL regarding dissenters’ rights, you will have the right to require HBC to purchase your shares for cash at the fair market value as determined in accordance with California law.

Q:	Who can vote on the merger proposal?

A:	Holders of HBC common stock at the close of business on ______, 2002, the record date for the special meeting, may vote in person or by proxy at the special meeting.

Q:	May I revoke my proxy?

A:	You may revoke or change your proxy at any time before it is exercised by sending a written revocation to HBC’s Corporate Secretary, Leslie Besic, by providing a letter dated later than the date of your proxy, or by voting in person at the special meeting.

Q:	What is the date of this proxy statement?

A:	We began mailing this proxy statement to you on ______, 2002.

Q:	What is the quorum necessary to hold the special meeting?

A:	If holders of a majority of the issued and outstanding shares of HBC common stock entitled to vote at the meeting are present in person or by proxy, a quorum will exist.

Q:	How many votes am I entitled to?

A:	You are entitled to one vote for each share of HBC common stock you own.

Q:	What vote is required to approve the merger proposal?

A:	The affirmative vote of the holders of a majority of the outstanding shares of HBC common stock entitled to vote is required to approve the merger proposal under the California merger statute. The merger agreement also contains a condition to the completion of the merger that, in accordance with Section 310(a)(1) of the CGCL, a majority of the non-director shares represented and voting at the special meeting (which non-director shares voting affirmatively must also constitute at least a majority of the required quorum) must approve the merger proposal. For purposes of assessing this condition, none of the shares owned by the HBC directors will be counted, since all of the HBC directors have an interest in the merger. Section

310(a)(1) of the CGCL provides for shareholder approval of contracts and transactions in which directors have an interest.

Q:	What other matters will be voted on at the special meeting?

A:	We do not expect any other matter to arise for a vote at the special meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the merger or would like additional copies of this document, contact:

                  Leslie Besic
                  Corporate Secretary
                  Hemet Bancorp
                  3715 Sunnyside Drive
                  Riverside, California 92506
                  Telephone: (909) 784-5771

APPROVAL OF THE MERGER AGREEMENT

     On May 22, 2002, HBC and HFG entered into the merger agreement. The HBC board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger proposal is fair to the HBC shareholders, including all unaffiliated HBC shareholders. If the merger proposal is approved by the HBC shareholders at the special meeting, subject to satisfaction and waiver of certain conditions, HFG will be merged with and into HBC, and HBC will be the surviving corporation. HBC shareholders will be entitled to receive a cash payment of $54.00 for each share that they own at the effective time of the merger. Cash payments owed to Continuing Shareholders who will execute promissory notes in favor of HFG as part of the HFG financing will be applied to retire these promissory notes.

     The board of directors of HBC unanimously recommends that you vote FOR the merger agreement and the transactions contemplated thereby, including the merger.

SPECIAL FACTORS

Background of the Merger

     During the first and second quarters of 2000, James B. Jaqua, President and CEO of the Bank, decided that selling the Bank to a larger financial institution was, at that time, a good strategy to maximize value for the Bank’s shareholders. Mr. Jaqua hired Baxter Fentriss and Company (“Baxter”) to assist the Bank in locating potential buyers. The Bank received some preliminary, non-binding expressions of interest from regional banks but at price levels that the Bank’s board of directors believed were inadequate. Based on the Bank’s inability to locate a buyer willing to pay an acceptable price, the Bank’s board of directors authorized Mr. Jaqua to pursue other strategic alternatives.

     Mr. Jaqua next considered a “merger-of-equals” transaction with a bank of comparable size in complementary geographic and demographic markets, and sought the advice and opinions of the Bank’s board of directors, other members of the Bank’s management, as well as Baxter and legal counsel to the Bank. In the third quarter of 2000, Mr. Jaqua entered into discussions with potential merger partners, but none of these discussions advanced beyond preliminary stages of interest or resulted in a definitive merger agreement to merge with the Bank. After concluding these initial discussions with potential merger partners, Mr. Jaqua, other members of management and the Bank’s board of directors determined that the Bank would be unable to find a strategic merger partner willing to agree to a merger transaction that would provide shareholder value beyond what the Bank could achieve on a stand-alone basis. The Bank’s board of directors concluded, therefore, that remaining independent was in the best interests of the Bank and its shareholders and that any further alternatives should focus on improving the financial and operating results of the Bank on a stand-alone basis.

     Mr. Jaqua began weighing the advantages and disadvantages of the Bank being a publicly traded company with a broad shareholder base against the advantages and disadvantages of becoming a private company and reducing the Bank’s shareholder base sufficient to make an election under Subchapter S of the Code. After assessing the advantages and disadvantages of being both a publicly traded company and a Subchapter S corporation, Mr. Jaqua believed that the Bank would be better able to maximize shareholder value by the Bank becoming a Subchapter S corporation.

     Mr. Jaqua sought the advice of the Bank’s accountants, Arthur Andersen LLP (“Andersen”), and its legal counsel on how to structure a transaction that would “take the Bank private;” that is, to permit the Bank to cease reporting as a public company with the SEC and to achieve its objective of becoming a Subchapter S corporation (the “Subchapter S Reorganization”). Mr. Jaqua, in evaluating the various structures to effect the Subchapter S Reorganization, considered several factors. First, Mr. Jaqua recognized the need to permit certain Bank shareholders to continue their ownership of the Bank after the Subchapter S Reorganization was completed. Second, Mr. Jaqua recognized the need for the Subchapter S Reorganization to be effected as a tax-free reorganization for those Bank shareholders that would continue to be Bank shareholders after the Subchapter S Reorganization. Third, Mr. Jaqua recognized the need to pay a premium to those Bank shareholders who would not be shareholders of the Bank after the Subchapter S Reorganization was completed. Finally, Mr. Jaqua believed it was important that the Subchapter S Reorganization was done as cost effectively as possible.

     After consultation with Andersen and the Bank’s legal counsel, at a meeting of the Bank’s board of directors on March 22, 2001, Mr. Jaqua presented a proposal for the Bank to engage in the Subchapter S Reorganization. At this meeting, the Bank’s board of directors discussed with Mr. Jaqua and other members of Bank management the merits of the Subchapter S Reorganization, including how this alternative would affect the ability of the Bank’s board of directors to consider other strategic transactions that might materialize in the future. The Subchapter S Reorganization proposed by Mr. Jaqua would involve the following steps. The first step would involve a tender offer by the Bank to purchase up to 8% of its outstanding shares. It was expected that none of the Bank’s largest shareholders, including the Bank’s directors and executive officers, would tender any of their shares in the tender offer. As a result, if the tender offer were successful, it was expected that approximately 75 of the Bank’s largest shareholders, including the Bank’s directors and executive officers, would end up holding at least 90% of the outstanding shares of the Bank’s common stock. It was also expected that after successful completion of the tender offer, the Bank would have less than 300 record shareholders and could therefore “go private” by deregistering its shares of common stock under the Exchange Act and delisting its shares of common stock from the OTC Bulletin Board.

     The second step would involve the approximately 75 largest shareholders contributing their shares to a newly formed acquisition entity in exchange for shares of common stock. This exchange offer would result in the acquisition entity owning at least 90% of the outstanding shares of the Bank’s common stock. The third step would involve a short-form merger under the CGCL, where the acquisition entity would merge with and into the Bank with the Bank as the surviving corporation. The effect of the short-form merger would be that the minority shareholders of the Bank would be “cashed out” at a price per share that was expected to exceed the then current market price. After the short-form merger, it was expected that the Bank would have 75 or fewer shareholders and would be able to elect Subchapter S corporation status.

     After a discussion among Mr. Jaqua, other members of management and the Bank’s board of directors, the Bank’s board of directors approved the proposed Subchapter S Reorganization and authorized and directed Mr. Jaqua to take steps necessary to accomplish it.

     On October 5, 2001, the Bank completed the tender offer for 8% of its shares of common stock or 70,000 shares at a cash price of $44.00 per share, which price the board of directors determined to be fair. This price was based in part upon a fairness opinion dated June 4, 2001, delivered by Sheshunoff to the Bank. The tender offer reduced the number of the Bank’s shareholders by 123; however, the Bank still had more than 300 shareholders and therefore it could not deregister its shares of common stock under the Exchange Act.

     At an August 23, 2001 meeting of the Bank’s board of directors, Mr. Jaqua informed the directors that if 70,000 shares were tendered in the tender offer, the Bank’s Tier 1 capital would be reduced by approximately $3.2 million. The Bank issued $3.0 million in subordinated debt that was completed on October 16, 2001, which increased the Bank’s Tier 2 capital. Despite the issuance of the $3.0 million of subordinated debt, on a pro forma basis, the Bank projected that its total risk-based capital ratio would fall below 10%, which is the level required to remain “well capitalized” for bank regulatory purposes. As a result of the Bank’s pro forma total risk-based capital ratio being expected to fall below 10%, Mr. Jaqua and the Bank’s board of directors discussed two methods of raising additional capital for the Bank. The first method was to make a private offering of shares of the Bank’s common stock. Mr. Jaqua and the Bank’s board of directors determined that issuing additional shares of the Bank’s common stock would only expand the Bank’s shareholder base at a time when it was actively trying to reduce the shareholder base to take the Bank private. The second method was to sell trust preferred securities. Mr. Jaqua and the Bank’s board of directors considered that the distribution rates on trust preferred securities for bank holding companies with community banks like the Bank had declined significantly throughout 2001, which meant the cost of selling trust preferred securities was lower than it had been in recent years.

     Mr. Jaqua and the Bank’s board of directors also considered that in order for it to sell trust preferred securities, the Bank would need to create a bank holding company and that the bank holding company would become subject to the public reporting and other requirements of companies with a class of securities registered under Section 12 of the Exchange Act. The Bank’s board of directors determined that these requirements would not result in any additional burden on the Bank because the Bank was already subject to these requirements of the Exchange Act and was making all required filings with the Federal Deposit Insurance Corporation as permitted under Section 12(i) of the Exchange Act.

     At the August 23, 2001 meeting of the Bank’s board of directors, Mr. Jaqua proposed that $6.5 million of trust preferred securities be sold to raise additional Tier 1 capital. In order to accomplish this, the Bank would need to create a bank holding company and have the holding company facilitate the issuance of the trust preferred securities.

     On September 14, 2001, the Bank’s board of directors approved the bank holding company restructuring and the issuance of the trust preferred securities. In the restructuring, the Bank merged into a wholly owned subsidiary of the new bank holding company, HBC. As a result of the bank holding company reorganization, shareholders of the Bank would become HBC shareholders, and the Bank would become a wholly owned subsidiary of HBC. The bank holding company reorganization was approved by the Bank’s shareholders and completed on November 21, 2001.

     At September 30, 2001, the Bank’s total risk-based capital ratio was 10.17%, above the 10% required to be classified as “well capitalized” for bank regulatory purposes. On a pro forma basis as of September 30, 2001, assuming the tender offer which was completed in October 2001 was completed as of September 30, 2001, the Bank’s total risk-based capital ratio was projected to have been 9.74%, below the 10% required to be classified as well capitalized.

     On December 18, 2001, HBC, through a wholly owned statutory trust, sold $6.5 million of trust preferred securities. Proceeds totaling $3.0 million from the sale of trust preferred securities were used to increase the Bank’s Tier 1 capital with the result that the Bank’s total risk-based capital ratio increased from below 10% to above 10%, which resulted in the Bank remaining “well capitalized” for bank regulatory purposes as of December 31, 2001. The remainder of the proceeds from the sale of the trust preferred securities were retained by HBC to be used for future growth opportunities for HBC and the Bank.

     After completion of the bank holding company reorganization and the sale of the trust preferred securities, Mr. Jaqua and the HBC board of directors refocused attention on completing the Subchapter S Reorganization. In January and February of 2002, Mr. Jaqua discussed with the HBC board of directors a revised structure for the Subchapter S Reorganization. This proposed revised structure was the same as the initial structure of the Subchapter S Reorganization but also involved capitalizing the acquisition entity with a sale, for cash, of the acquisition entity’s shares of common stock to approximately 20 of HBC’s largest shareholders who were also expected to contribute their shares to the acquisition entity.

     Since each of the HBC directors and executive officers were expected to serve as directors and executive officers of the acquisition entity, and be among the 75 HBC shareholders contributing their shares of HBC common stock to the acquisition entity, the HBC board of directors recognized the need for an independent opinion with respect to the fairness, from a financial point of view, of the consideration to be offered in the short-form merger. In February 2002, HBC again engaged Sheshunoff to provide an opinion as to the fairness, from a financial point of view, of the cash consideration to be offered to the HBC shareholders.

     In March 2002, HBC retained the law firm of Alston & Bird LLP to advise HBC in effecting the Subchapter S Reorganization. Discussions between management of HBC and Alston & Bird led management to conclude that the Subchapter S Reorganization could be more easily accomplished through a one-step merger of an acquisition entity with and into HBC in which all HBC shareholders would receive the right to receive cash and shareholders of the acquisition entity would receive shares of HBC. Management believed that the Subchapter S Reorganization could be accomplished more quickly and less expensively in a one-step merger transaction than the two-step merger transaction. This one-step merger transaction is the merger proposal that is the subject of this proxy statement.

The Merger Proposal

     Under the terms of the merger, a newly formed acquisition entity, HFG, will conduct a financing in which it will sell shares of its common stock to the Continuing Shareholders. The Continuing Shareholders will be selected by HFG based on the number of shares of HBC common stock held by the shareholder and the ability of the shareholder to qualify as a shareholder of a Subchapter S corporation by December 31, 2002. It is expected that the Continuing Shareholders will be among the 75 largest HBC shareholders. HFG will offer shares of its common stock for both cash and promissory notes. Continuing Shareholders will pay for their shares of HFG common stock with promissory notes. In addition, certain Continuing Shareholders will purchase shares of HFG common stock for cash.

     The shares of HFG common stock purchased for promissory notes by each Continuing Shareholder will be equal to the number of shares of HBC common stock presently owned by the Continuing Shareholder. The principal amount of promissory notes executed by each Continuing Shareholder will be equal to the aggregate amount of cash that the Continuing Shareholder will be entitled to receive in the merger for his or her shares of HBC common stock. The promissory notes will contain a provision providing for a mandatory right of set-off for any cash that a Continuing Shareholder will be entitled to receive in the merger. As a result, none of the Continuing Shareholders will actually receive a cash payment in the merger for their shares of HBC common stock.

     The cash received by HFG from certain Continuing Shareholders will be used to fund HFG’s expenses in connection with the merger and part of the cash consideration payable to the non-Continuing Shareholders in the merger. The cash proceeds from the sale of HFG common stock in the HFG financing, plus cash currently on hand at HBC and cash to be distributed by the Bank to HBC prior to completion of the merger, will be sufficient to fund the merger consideration to the non-Continuing Shareholders.

     As a result of their purchases of additional HFG common stock, certain Continuing Shareholders will own a greater number of shares of HFG common stock than the number of shares of HBC common stock that they owned prior to the merger. The closing of the purchase of shares of HFG common stock will occur prior to the completion of the merger.

     In connection with the HFG financing, each Continuing Shareholder will be required to execute a shareholders agreement. The shareholders agreement will provide, among other things, for restrictions on transfers and sales of HFG common stock (and the common stock of any successor of HFG, including HBC), as well as restrictions on the activities of the Continuing Shareholders and HFG that will enable HFG (and any successor of HFG, including HBC), to elect Subchapter S status under the Code. The shareholders agreement will survive the merger and will govern the relationship between the Continuing Shareholders and HBC, as the surviving corporation.

     After the completion of the merger, HBC will have less than 300 record shareholders and will deregister its common stock under the Exchange Act and delist its shares from the OTC Bulletin Board. Thereafter, HBC would elect to be treated as a Subchapter S corporation for calendar year 2003.

     Mr. Jaqua presented the merger proposal to the HBC board of directors at an April 24, 2002 meeting. After discussion, the HBC board of directors reaffirmed its decision that the Subchapter S Reorganization was the best alternative to maximize shareholder value. The HBC board of directors also determined, after discussion, that the merger proposal was the best method to effect the Subchapter S Reorganization.

     On May 22, 2002, the HBC board of directors held a meeting during which Mr. Jaqua and HBC’s special outside legal counsel discussed with the HBC board of directors the terms of the merger agreement with HFG. As part of its discussion about the merger agreement, the HBC board of directors focused particular attention on two provisions of the merger agreement intended to assure that the process involved in the Subchapter S Reorganization was fair. First, the HBC board of directors considered that the merger agreement did not preclude it from considering, accepting and recommending a superior competing proposal should it be presented to HBC after execution of the merger agreement. Second, the HBC board of directors considered that in order for the merger to be completed, approval by the HBC shareholders must include the approval of a majority of the non-director shares represented and voting at the special meeting in accordance with Section 310(a)(1) of the CGCL.

     At the May 22, 2002 HBC board of directors meeting, Sheshunoff made a presentation regarding its opinion on the fairness, from a financial point of view, of the merger proposal and the merger price of $54.00 per share of HBC common stock to be paid to the HBC shareholders. The $54.00 per share price was determined by the directors of HBC and HFG. Sheshunoff discussed with the HBC board of directors the procedures it used for evaluating the merger price and informed the HBC board of directors that it considered, among other things, the following information:

•	a draft of the merger agreement dated as of May 13, 2002;

•	HBC’s and the Bank’s consolidated results based upon a review of its annual financial statements for the five-year period ending December 31, 2001;

•	HBC’s and the Bank’s call reports for the five-year periods ended December 31, 2001;

•	conversations with the HBC executive officers regarding its recent and projected financial performance;

•	a comparison of HBC’s recent operating results and pricing multiples with those of certain other banks in California which have recently been acquired;

•	an analysis of the net present value of the after-tax cash flows HBC could produce through December 31, 2006, based on assumptions provided by management;

•	an analysis of the trading price and volume of the shares of HBC common stock for the 12 month period ending April 30, 2002; and

•	such other analyses and other information as it deemed appropriate.

     Sheshunoff reviewed with the HBC board of directors various market valuation approaches it used in its evaluation, including a discounted cash flow valuation analysis and a mergers and acquisitions comparables analysis. Sheshunoff concluded the presentation by orally delivering its opinion to the

HBC board of directors that the proposed price per share of $54.00 in the merger is fair, from a financial point of view, to the HBC shareholders.

     Following these discussions among the HBC board of directors, management, outside legal counsel, and Sheshunoff, the HBC board of directors unanimously approved the merger proposal, determined that the merger, the merger agreement and the cash consideration for the merger were fair to the HBC shareholders, including all unaffiliated HBC shareholders, and agreed to recommend that the HBC shareholders vote for the merger proposal.

Determination and Recommendation of the HBC Board of Directors and Position as to the Fairness of the Merger

     The HBC board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair, from a financial point of view, to the HBC shareholders, including all unaffiliated HBC shareholders, and unanimously approved the merger agreement. Each member of the HBC board of directors individually determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair, from a financial point of view, to the HBC shareholders, including all unaffiliated HBC shareholders. Accordingly, the HBC board of directors recommends that the HBC shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the merger, at the special meeting.

     Reasons for the Determination and Recommendation of the HBC Board of Directors

     In reaching its decision to approve the merger proposal and in making its recommendation, the HBC board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint. Each member of the HBC board of directors individually considered the same factors as to the fairness of the merger as the HBC board of directors did collectively.

     The factors that the HBC board of directors considered positive for all the HBC shareholders, including all unaffiliated HBC shareholders, included:

•	the fact that the price of $54.00 per share of HBC common stock offered in the merger represented an 8% premium over the closing sale price of HBC common stock on February 28, 2002, the last trading day prior to HBC’s press release announcing its intention to become a Subchapter S corporation;

•	the fact that the price per share of HBC common stock of $54.00 offered in the merger represents over twice HBC’s March 31, 2002 tangible book value per share of $25.92, and therefore exceeds both the average and the median prices paid for reasonably like-sized banks in California sold during the past year;

•	the fact that the price of $54.00 per share of HBC common stock offered in the merger represented a 22.7% premium over the price per share paid by the Bank, as HBC’s predecessor, in its tender offer completed on October 5, 2001;

•	the fact that the price of $54.00 per share of HBC common stock offered in the merger exceeded the per share going concern value of HBC (as determined by Sheshunoff) as of May 22, 2002;

•	the fact that the HBC board of directors retained and received advice from an independent financial advisor, Sheshunoff, in determining the fairness, from a financial point of view, of the price of $54.00 per share and evaluating the terms of the merger agreement;

•	the fact that the HBC board of directors retained and received advice from independent legal counsel, Alston & Bird, in evaluating the terms of the merger agreement;

•	the opinion of Sheshunoff, delivered on May 22, 2002, that the merger consideration to be received by the HBC shareholders pursuant to the merger agreement is fair, from a financial point of view, to the HBC shareholders;

•	the absence of any likelihood that, in the view of the HBC board of directors, one or more strategic or other unaffiliated acquirers would be willing to pay a price for the HBC common stock or its assets that would have a present value as high as the merger consideration to be received by the HBC shareholders and pay such price in cash;

•	the absence of even preliminary inquiries from any interested buyers in the over 10-month period from the date of the tender offer announcement on July 2, 2001 until the May 22, 2002 meeting of the HBC board of directors;

•	the fact that the merger agreement does not preclude the HBC board of directors from considering, accepting and recommending a superior competing proposal should it be presented to HBC after execution of the merger agreement, without any obligation to pay a fee with respect to the termination of the merger agreement; and

•	the fact that in order for the merger to be completed, approval by the HBC shareholders must include the approval of a majority of the non-director shares represented and voting at the special meeting in accordance with Section 310(a)(1) of the CGCL.

     In addition to the positive factors applicable to all HBC shareholders set forth above, the factors that the HBC board of directors considered positive for the non-Continuing Shareholders included:

•	the fact that the merger consideration is all cash, which provides certainty of value to the HBC shareholders and immediate liquidity for the non-Continuing Shareholders; and

•	the fact that the non-Continuing Shareholders are entitled to dissenters’ rights under the CGCL, provided that any non-Continuing Shareholder that desires to exercise his or her dissenters’ rights complies with the requirements for exercising dissenters’ rights under the CGCL, including not voting in favor of the merger.

     In addition to the positive factors applicable to all HBC shareholders set forth above, the factors that the HBC board of directors considered positive for the Continuing Shareholders, including all unaffiliated Continuing Shareholders, included:

•	the fact that the Continuing Shareholders would have the opportunity to participate in any future growth and earnings of HBC;

•	the fact that the Continuing Shareholders would realize the potential tax-savings benefits of HBC as a Subchapter S corporation beginning in 2003; and

•	the fact that because the mandatory set-off provision in the promissory notes would preclude the Continuing Shareholders from actually receiving cash in the merger, the Continuing Shareholders would not be required to pay income tax as a result of the merger.

     The factors that the HBC board of directors considered negative for all the HBC shareholders, including all unaffiliated HBC shareholders included:

•	the fact that since late 2000, neither the Bank nor HBC had solicited third-party offers regarding a possible sale of the Bank or HBC;

•	the fact that HBC directors and executive officers have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger; and

•	the fact that there was no independent committee of the HBC board of directors charged with negotiating the terms of the merger on behalf of the HBC shareholders and no unaffiliated representative was retained by the HBC board of directors to act solely on behalf of all unaffiliated HBC shareholders.

     In addition to the negative factors applicable to all HBC shareholders set forth above, the factors that the HBC board of directors considered negative for the non-Continuing Shareholders included:

•	the fact that the non-Continuing Shareholders would not have the opportunity to participate in any future growth and earnings of HBC;

•	the fact that the non-Continuing Shareholders would be required to pay income tax on the receipt of cash in the merger, but because the mandatory set-off provision in the promissory notes would preclude the Continuing Shareholders from actually receiving cash, the Continuing Shareholders would not be required to pay income tax; and

•	the fact that the HBC board of directors is not seeking the approval of a majority of the non-Continuing Shareholders.

     In addition to the negative factors applicable to all HBC shareholders set forth above, the factors that the HBC board of directors considered negative for the Continuing Shareholders, including all unaffiliated Continuing Shareholders, included:

•	the fact that after the completion of the Subchapter S Reorganization the Continuing Shareholders will have tax liability based on their pro rata share of HBC’s income but HBC may not be able to pay the Continuing Shareholders a dividend in an amount sufficient to satisfy their respective tax liabilities;

•	the fact that after the completion of the Subchapter S Reorganization, HBC may not be able to maintain its status as a Subchapter S corporation; and

•	that fact that after the completion of the Subchapter S Reorganization the Continuing Shareholders will have restrictions on their ability to transfer their shares of HBC common stock and there will not be a public market for HBC common stock.

     In connection with its determination, the HBC board of directors did not consider, and did not request that Sheshunoff evaluate, HBC’s liquidation value. The HBC board of directors did not consider HBC’s liquidation value to be a relevant measure of valuation, given that the price per share of HBC common stock of $54.00 offered in the merger represents over twice HBC’s March 31, 2002 tangible book value per share of $25.92. It was the determination of the HBC board of directors that HBC is significantly more valuable as a going concern than its tangible net book value per share.

     The foregoing discussion of the factors considered by the HBC board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the HBC board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The HBC board of directors considered all the factors as a whole in reaching its determination. In addition, individual members of the HBC board of directors may have given different weights to different factors. Even though the non-employee members of the HBC board of directors did not retain an unaffiliated representative to act solely on behalf of all unaffiliated HBC shareholders, the HBC board of directors determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair, from a financial point of view, to all unaffiliated HBC shareholders based on the factors discussed above.

Opinion of Financial Advisor to HBC

     The HBC board of directors selected Sheshunoff as its financial advisor for several reasons. Sheshunoff is one of the major investment banking firms in the country specializing in community banks. Sheshunoff provides a broad range of services to over 1,000 banking clients, including, among other services, advising on the sale or purchase of banks, advising on the raising of capital, consultation services regarding many areas of bank management, including strategic planning, profit enhancement and technology implementation, and is believed to issue more appraisals and fairness opinions to the boards of directors of community banks than any other investment banking firm in the country. Sheshunoff is well known to the management and the HBC board of directors through their seminars, publications, and other services that the Bank has attended or purchased over the previous 15 years.

     In addition, the HBC board of directors believed that the experience of Sheshunoff’s principals in performing business valuation and other investment banking services, and its knowledge of, and specialization and experience in the financial services industry, made Sheshunoff an appropriate choice to act as a financial advisor to the board of directors. The HBC board of directors requested Sheshunoff to submit a fee proposal to the HBC board of directors for providing a fairness opinion in connection with the merger proposal. The HBC board of directors and its regular outside legal counsel determined that the proposed cost of the fairness opinion report was reasonable, especially in relation to the national prominence of Sheshunoff.

     In a letter agreement dated April 15, 2002, the HBC board of directors engaged Sheshunoff to provide an opinion to the board as to the fairness of the $54.00 cash price (“Cash Price”) to be paid for each share of HBC common stock in the merger by and between HBC and HFG (“Opinion”). The HBC board of directors placed no limitations on the scope of Sheshunoff’s analysis.

     No material relationship exists or has existed within the past two years between the HBC board of directors and Sheshunoff or any of their respective affiliates. HBC will pay Sheshunoff a fee of approximately $15,000 for services rendered in connection with the rendering of the Opinion, regardless of whether the merger is completed. Sheshunoff did not market HBC or negotiate the Cash Price or the terms and conditions of the merger agreement on behalf of HBC.

     HBC has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

     The full text of the Opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this proxy statement. The HBC shareholders are urged to read Sheshunoff’s Opinion carefully and in its entirety. The description of the Opinion set forth below is qualified in its entirety by reference to the Opinion.

     The Opinion speaks only as of its date. The Opinion is addressed to the HBC board of directors and addresses only the fairness of the Cash Price to be paid to HBC shareholders. The Opinion does not address the underlying business decision to engage in the merger and does not constitute a recommendation to any HBC shareholder as to how such shareholder should vote at the special meeting of HBC shareholders.

     The following is a summary of Sheshunoff’s Opinion and its analysis of the fairness, from a financial point of view, of the Cash Price to be paid to HBC shareholders in the merger.

     In arriving at the Opinion regarding the fairness of the Cash Price, Sheshunoff:

•	reviewed a draft of the merger agreement dated as of May 13, 2002;

•	evaluated HBC’s and the Bank’s consolidated results based upon a review of its annual financial statements for the five-year period ending December 31, 2001;

•	reviewed HBC’s and the Bank’s call reports for the five-year periods ended December 31, 2001;

•	conducted conversations with the HBC executive officers regarding its recent and projected financial performance;

•	compared HBC’s recent operating results and pricing multiples with those of certain other banks in California which have recently been acquired;

•	analyzed the net present value of the after-tax cash flows HBC could produce through December 31, 2006, based on assumptions provided by management;

•	analyzed the trading price and volume of the shares of HBC common stock for the 12 month period ending April 30, 2002; and

•	performed such other analyses and considered and reviewed such other information as it deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or that was publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by HBC were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of HBC and did not independently verify the validity of those assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of HBC nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of HBC. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses. The Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, May 22, 2002.

     In rendering the Opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the Opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the Cash Price is, to some extent, subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of HBC.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of HBC. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the HBC board of directors or the management of HBC with respect to the value of HBC.

     Sheshunoff used two techniques for analyzing the financial performance and condition of HBC, the market value of HBC, and consequently the fairness, from a financial point of view, of the Cash Price. The purpose of Sheshunoff’s analyses is to present the evidence that provides the underpinnings for the Opinion that the Cash Price to be paid to HBC shareholders is fair from a financial point of view.

     Two techniques were used in conducting the analyses and providing the evidence in support of the Opinion. They were:

•	a discounted cash flow analysis (DCF); and

•	an analysis of recent merger and acquisition transactions in California for comparably sized banks.

     Sheshunoff considered, but did not use, the net asset approach for determining value. The net asset approach estimates a value by adjusting the reported values of assets and liabilities to their market values. Estimating the market value of a financial institution’s assets and liabilities with any degree of accuracy is a very difficult undertaking, particularly an institution’s loan and deposit portfolios. Also, few, if any, investors in financial institutions appear to value institutions by reference to the individual values of assets and liabilities. This value approach is generally used for liquidations, as it ignores the going concern value of the institution. Therefore, Sheshunoff did not use this approach as Sheshunoff did not believe that this approval was an effective method to value financial institutions.

     Standard of Value

     Sheshunoff reviewed the Cash Price under a fair value standard. Sheshunoff discussed the appropriate value standard under California law with HBC’s special outside legal counsel who informed Sheshunoff that fair value is the appropriate standard for transactions such as the merger. In discussions with HBC’s counsel, it was determined that, while not precisely defined under California statute or case law, an appropriate description of fair value for the determination of the Cash Price would be a pro-rata interest in HBC as a going concern without a discount for lack of marketability or minority interest and without a specific transaction acquisition premium.

     This standard differs from a traditional fair market value standard based upon the willing and arms length buyer/seller concept. A traditional fair market value standard requires consideration of any minority interest or lack of marketability status of the shares being valued. HBC’s special outside legal counsel informed Sheshunoff that it believed that the traditional fair market value standard, as normally defined, would not be the appropriate standard by which the Cash Price should be measured.

     Discounted Cash Flow Analysis (DCF)

     DCF analysis involves the estimation of the current or present value of expected future cash flows for a firm or asset using a discount rate that accounts for the risk those cash flows will be received, the expected growth rate of the cash flows, and the time period and pattern on which those cash flows will be received. The basic premise of DCF analysis is that the economic value of a firm or asset is based on the expected cash flows that can be generated by that firm or asset. Financial institutions are highly regulated with regard to their financial soundness and capitalization. As such they are limited as to dividend policy and capitalization levels. Therefore, Sheshunoff discounted projected maximum dividend paying capacity that HBC could reasonably generate to arrive at an appropriate value for HBC.

     Management provided projections of net income, dividends and other financial data over a five-year period. These projections are shown in Appendix D to this proxy statement. Management projects that HBC’s assets will grow at a compound annual rate of 5.00% per year for each of the next five fiscal years beginning with fiscal year 2002. These projected compound annual growth rates are slightly lower than HBC’s historical average asset growth rates between fiscal year 1997 and fiscal year 2001. During that period HBC grew its assets at a compound annual rate of 5.60%. However, in fiscal year 2001, assets grew by only 3.50%. Given HBC’s historical asset growth rates, Sheshunoff believed the projections were reasonable.

     With respect to profitability, management projected HBC to generate a return on average assets of 1.10% in 2002, 1.15% in 2003, and 1.20% in each of 2004, 2005 and 2006. These projected annual returns on average assets are slightly higher than HBC’s historical return on average assets in fiscal years 2000 and 2001. Further, as described above, HBC recently issued trust preferred securities. These securities provide an additional interest expense burden at the HBC level that is not reflected in historical HBC’s financial statements. As a result, in performing its DCF analysis, Sheshunoff adjusted downward the projected return on average assets provided by management as follows: 1.10% in 2003, 1.11% in 2004 and 1.12% in each of 2005 and 2006. As adjusted, these projected returns on average assets are within HBC’s historical range of profitability between fiscal year 1997 and fiscal year 2001. During that period, HBC’s profitability ranged between 1.19% in fiscal year 1997 and .98% in fiscal year 2001.

     Based on these projections, HBC’s future cash flows were determined by estimating HBC’s optimum dividend-paying capacity. Earnings in excess of that which is necessary to maintain a particular equity to asset ratio are considered dividends payable by a company in a given year and represent the cash flow upon which the going-concern value of a company as a whole is measured. Discounting the optimum dividend-paying capacity of a company produces a going-concern value and presumes control of a company dividend policy. For its analysis, Sheshunoff assumed a target capital ratio of 7.00% as a reasonable capitalization level.

     In addition, Sheshunoff used the mid-year convention method in order to determine the net present value factors it would use. The mid-year convention method better reflects the fact that cash flows are earned continuously over the course of the year. The discount rate is critical to the DCF results. The discount rate must reflect the risk of uncertainty associated with the cash flows, and a rate of return investors require from similar investments with similar risks. In determining the discount rate, we used the capital asset pricing model. The capital asset pricing model develops a rate of return as follows:

Risk free rate + (Equity Risk Premium x Beta)

     Sheshunoff used the five-year U.S. Treasury yield as the benchmark risk-free rate at 4.54% as of May 22, 2002. To determine the appropriate equity risk premium Sheshunoff multiplied the market equity risk premium by the industry beta. “Beta” is a measure of systematic risk or volatility. For a specific security, it measures the return of that security relative to the return of a market benchmark such as the S&P 500. A beta of one implies that a security will produce a return similar to the market. Betas that are less than one imply returns lower than the market in a rising price environment and greater than one imply returns greater than the market in a falling price environment. For this analysis, Sheshunoff used a beta of 0.28, which is the median beta of all publicly traded banks with total assets under $500 million. Though HBC is publicly traded, it is thinly traded and a reliable beta was not available for HBC common stock.

     Sheshunoff used an equity risk premium of 8.20%, which was the historic average annual difference between the yield on the intermediate U.S. Treasury Note, and the total returns on stocks of large companies as calculated by Ibbotson Associates (“Ibbotson”) in its Stocks, Bonds, Bills and Inflation 2001 Yearbook.

     Sheshunoff also considered adjustments to the risk-free rate and equity risk premium due to the small size of HBC’s market value and characteristics specific to HBC. A size premium is required for companies with small market capitalizations and was determined to be 4.30%, based on data compiled by Ibbotson.

     An investment in any single company is more risky than an investment in a basket of diversified large publicly traded companies. The equity risk premium and the size premium measure the risk of this basket of large publicly traded stocks versus a risk free return. To measure the risk of an investment in a single company a company specific risk premium must be included in the calculation of the discount rate. This specific risk premium reflects risk factors for HBC based on its financial condition and projections, and is determined to be 1.00%. In total, this method produced a discount rate of 12.14%, rounded to 12.00%, as shown below:

Discount Rate

Risk-Free Rate (5 Year T-Bond Yield)	4.54%
Equity Risk Premium (8.20% x beta of 0.28)	2.30%
Size Premium	4.30%
Company Specific Premium	1.00%

Total	12.14%

Rounded Discount Rate	12.00%

     Further, for companies that are publicly traded with less than $1 billion in assets, the average and median total returns (capital gains plus dividend yield) over the five-year period between 1997 through 2001 were 15.00% and 11.50% respectively. In acquisition analysis, Sheshunoff’s experience has shown that most acquirers use a required rate of return of between 13.00% and 15.00%. Based upon the above and the estimated risk associated with HBC’s projected cash flow, Sheshunoff estimated the discount rate to be 12.00% for HBC.

     The residual value measures the net present value of future economic benefits HBC may produce at the end of the forecast period. Sheshunoff estimated residual value by capitalizing sixth period earnings using the following formula:

     Residual Value = Projected Earnings × (1 + Growth Rate)/(Discount Rate - Growth Rate)

     The growth rate used must reflect the assumption that the earnings stream will be in perpetuity. Because over the long term it is difficult for any company to grow at a rate higher than inflation plus population growth, the long term annual growth rate may be lower than the growth rates used in the early years of the projections or even those experienced by HBC in recent years. Sheshunoff estimated the residual value assuming a long-term growth rate of 5.00%, which Sheshunoff believed represented the long-term annual growth rate of HBC.

     Discounting the projected optimum dividend paying capacity and residual value of HBC by 12.00% produces an estimated present value of $42.8 million or $52.33 per share based on fully diluted shares of 818,718 shares outstanding (806,170, Sheshunoff believes, common shares issued and outstanding plus 12,548 dilution effect from options). This value is lower than the proposed Cash Price and, Sheshunoff believes it tends to indicate that the proposed price is fair.

     Comparable Company Analysis

     The second approach used in addressing the issue of fair value, from a financial point of view, is analysis of merger and acquisitions of comparable banks in California. Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations in California with comparable characteristics to HBC. The comparable transactions consisted of a group of 14 banks in California with total assets between $61.5 million and $358.8 million that were announced since March 31, 2001. Financial institutions that are broadly categorized as thrifts were excluded from this list, as were transactions that did not report pricing information. A summary of these transactions and their corresponding pricing is included in Appendix E to this proxy statement.

     The analysis yielded multiples of the purchase prices in these transactions relative to:

•	tangible book value ranging from 0.82x to 3.69x with an average of 1.91x and a median of 1.89x (compared with the multiple in the merger of 2.11x HBC’s March 31, 2002 book value);

•	last twelve months reported earnings ranging from 9.19x to 32.46x with an average of 18.19x and a median of 16.88x (compared with the multiple in the merger of 15.1x HBC’s earnings for the twelve month period ending March 31, 2002);

•	total assets ranging between 4.60% and 31.50% with an average of 16.40% and a median of 15.60% (compared with the multiple in the merger of 14.40% of HBC’s total assets as of March 31, 2002); and

•	total deposits ranging between 5.40% and 35.00% with an average of 18.50% and a median of 18.20% (compared with the multiple in the merger of 16.10% of HBC’s deposits as of March 31, 2002).

     With the exception of the price to tangible book value multiples, the multiples indicated by the merger are lower than the averages and medians of the comparable transactions. First, HBC has significantly less capitalization at 6.83% than the average and median of the comparable transactions, which were 8.91% and 8.53% respectively. This generally increases book multiples but reduces earnings multiples. Second, HBC has significantly lower historical growth rates in assets and after tax earnings than that of the banks involved in the comparable transactions. Finally, HBC’s market area of Riverside County, California is not as desirable to an acquirer as many of the markets for the comparable transactions. Though Riverside County, California has relatively high population growth in comparison to the state of California as a whole, its per capita income growth, both historical and projected, is roughly half that of the state as a whole.

     The pricing multiples for the comparable transactions are acquisition multiples for a 100% change of control. As such Sheshunoff believes they likely include some premium for both control and synergistic benefit of cost savings an acquirer expects to recognize following the consolidation of operations. The merger is not an acquisition transaction in the same context as the comparable transactions in that it will not result in a change of control of HBC nor is there any synergistic benefit expected from consolidation of operations. Therefore, Sheshunoff believes that somewhat lower pricing multiples for HBC relative to the comparable transactions are justified. Sheshunoff believes that these factors taken together indicate that the Cash Price is fair to the HBC shareholders from a financial point of view.

     No bank or transaction used in the comparable analyses is identical to HBC or the merger. Accordingly, an analysis of the comparisons involves complex considerations and judgments concerning differences in financial and operating characteristics of HBC and the comparable companies. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable bank data.

     Based on the results of the various analyses described above, Sheshunoff concluded that the Cash Price to be received by the HBC shareholders pursuant to the merger is fair from a financial point of view.

Purpose and Reasons of HBC for the Merger

     The HBC board of directors decided to approve the Subchapter S Reorganization and the merger proposal for the following reasons:

•	cost savings could be realized by HBC by eliminating the requirement to make periodic public reports and reducing the expense of shareholder communications (e.g., printing, postage, data entry, stock transfer and other administrative expenses) to a large group of shareholders that hold a small interest in the outstanding shares of HBC common stock;

•	making an election under Subchapter S of the Code would substantially reduce corporate level income taxation thus reducing expenses of HBC and increasing its cash flow which could be used to fund future growth of HBC, pay greater amounts of dividends to HBC shareholders in the future, or both;

•	operating as a private company would allow management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance often emphasized by the public markets;

•	low trading volumes in HBC common stock has limited liquidity for HBC shareholders and limited their ability to sell their shares in the open market without significantly decreasing the market price of HBC common stock;

•	the merger proposal allows HBC to “go private” more quickly and less expensively than other structures considered by the HBC board of directors; and

•	the merger proposal allows the non-Continuing Shareholders to realize the value of their investment in HBC in cash at a price that represents a premium over the market price of HBC common stock before the public announcement of its plans to take HBC private and at a price that is over twice HBC’s March 31, 2002 tangible book value per share of $25.92, and therefore exceeds both the average and median prices paid for reasonably like-sized banks in California sold during the past year.

Purpose and Reasons of the HBC Directors and Executive Officers for the Merger

     The HBC directors and executive officers are engaging in the merger for the purposes and reasons discussed and set forth in “Special Factors — Purpose and Reasons of HBC for the Merger.”

Position of HBC and the HBC Executive Officers as to the Fairness of the Merger

     The position of HBC and each of the individual HBC executive officers as to fairness of the merger to the HBC shareholders, including all unaffiliated HBC shareholders, is the same position as discussed and set forth in “Special Factors — Determination and Recommendation of the Board of Directors of HBC and Position as to the Fairness of the Merger.” The HBC executive officers have financial interests in the merger that are different from the interests of the non-Continuing Shareholders.

Purpose and Reasons of HFG for the Merger

     HFG serves exclusively as the acquisition entity by which the Continuing Shareholders, including HBC’s directors and executive officers, will take HBC private. Accordingly, HFG did not consider other alternatives to the merger. The HBC and HFG boards of directors and their executive officers are the same, except that Eric J. Gosch, E. Kenneth Hyatt, Joseph D. Pehl and Kevin R. Farrenkopf are neither directors nor executive officers of HFG. Therefore, HFG’s purpose and reasons for engaging the merger are the same as those set forth in “Special Factors — Purpose and Reasons of HBC for the Merger.”

Position of HFG as to the Fairness of the Merger

     HFG has considered the analyses and findings of the HBC board of directors with respect to the fairness of the merger, from a financial point of view, to the HBC shareholders, including all unaffiliated HBC shareholders. As of the date of this proxy statement, HFG adopts the analyses and findings of the HBC board of directors with respect to the merger and believes that the merger is fair to the HBC shareholders, including all unaffiliated HBC shareholders. HFG is not making any recommendation as to how the HBC shareholders should vote on the merger proposal.

Purpose and Reasons of the HFG Directors and Executive Officers for the Merger

     Each of the HFG directors and executive officers are engaging in the merger for the purposes and reasons discussed and set forth in “Special Factors — Purpose and Reasons of HFG for the Merger.”

Position of the HFG Directors and Executive Officers as to the Fairness of the Merger

     Each of the individual HFG directors and executive officers have considered the analyses and findings of the HBC board of directors with respect to the fairness of the merger, from a financial point of view, to the HBC shareholders, including all unaffiliated HBC shareholders. As of the date of this proxy statement, each of the HFG directors and executive officers adopts the analyses and findings of the HBC board of directors with respect to the merger and believes that the merger is fair to the HBC shareholders, including all unaffiliated HBC shareholders. None of the HFG directors and executive officers are making any recommendation as to how the HBC shareholders should vote on the merger proposal. Each of the HFG directors and executive officers have financial interests in the merger that are different from the interests of the non-Continuing Shareholders. See “Special Factors — Interests of the Directors and Executive Officers of HBC and HFG in the Merger.”

Effects of the Merger

     As a result of the merger, HBC will assume, by operation of law, all rights and liabilities of HFG and will have 100% of the benefit of any future earnings of HFG or increases in the value of HFG and will bear 100% of the risk of any future losses of HFG or decrease in value of HFG. HBC’s directors and executive officers before the merger will be the same as its directors and executive officers, as the surviving corporation, after the merger. HBC’s articles of incorporation and bylaws before the merger will be the same as its articles of incorporation and bylaws as the surviving corporation after the merger.

     HBC common stock is currently registered under the Exchange Act. Following the merger, HBC will deregister its shares of common stock under the Exchange Act and cease being a public reporting company with the SEC. Accordingly, HBC will no longer be required to file periodic reports with the SEC, for example Forms 10-K, 10-Q and 8-K, and HBC will no longer be subject to the proxy rules of Regulation 14A, the short-swing trading profit provisions of Section 16 and, with respect to future transactions, the going private provisions of Rule 13e-3 of the Exchange Act. In addition, HBC will delist its shares of common stock from trading on the OTC Bulletin Board. As a result of the merger, there will be no public market for HBC common stock and price quotations of sales of shares of common stock in the public market will no longer be available.

     Following completion of the merger, the operations of HBC will be conducted substantially as they are currently being conducted. HBC, HFG and the directors and executive officers of HBC and HFG do not have any present plans or proposals that relate to or would result in a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets of HBC following the completion of the merger. However, HBC, HFG and the directors and executive officers of HBC and HFG do intend for the shareholders agreement that will govern the relationship between the Continuing Shareholders and HFG prior to the merger to continue to govern the relationship of the Continuing Shareholders and HBC after the completion of the merger. In addition, HBC, HFG and the Continuing Shareholders do intend for HBC to elect to be treated as a Subchapter S corporation status under the Code for the calendar year 2003.

     Each option to purchase HBC common stock outstanding immediately prior to the merger will continue to be an option to purchase HBC common stock at the same exercise price and on the same vesting schedule as existed immediately prior to the completion of the merger.

     Among the benefits to HBC of the merger is the elimination of the expenses related to HBC being a publicly reporting company with the SEC. Those expenses aggregate, on an annual basis, between approximately $50,000 and $75,000. In addition, as a corporation with Subchapter S status, federal income tax of HBC will be eliminated thus reducing tax expense and increasing cash flow for

HBC which can be used to fund future growth opportunities. The detriments to HBC are the lack of liquidity for the HBC common stock following the merger and the payment of approximately $5.8 million in cash to non-Continuing Shareholders.

     Among the benefits to the Continuing Shareholders, including the HBC directors and executive officers, is that any future earnings and growth of HBC will be solely for their benefit and not for the benefit of the non-Continuing Shareholders. In addition, Continuing Shareholders will not be required to pay income tax on the receipt of cash in the merger because the mandatory set-off provision in the promissory note they made to HFG in the HFG financing will preclude them from actually receiving cash. Further, as a corporation with Subchapter S status, federal income tax of HBC will be eliminated thus reducing tax expense and increasing cash flow for HBC which can be used to fund future growth opportunities for HBC and to pay larger dividends to Continuing Shareholders than HBC has previously been able to pay to its shareholders. Certain of the Continuing Shareholders, including several of the HBC directors, will purchase shares of HFG common stock for cash in connection with the HFG financing, and as a result of the conversion of HFG common stock into HBC common stock in the merger, will own a proportionately greater amount of shares of HBC common stock than each of them owned prior to the merger. The detriments to the Continuing Shareholders are the lack of liquidity for the HBC common stock following the merger and the payment of approximately $5.8 million in cash to non-Continuing Shareholders. In addition, Continuing Shareholders will be taxed on the income of HBC, regardless of whether HBC makes a cash distribution to the Continuing Shareholders.

     The only benefit to non-Continuing Shareholders is the right to receive a cash payment of $54.00 per share for their shares of HBC common stock, which gives them an 8% premium over the closing sale price of HBC common stock on February 28, 2002, the last trading day before HBC’s press release announcing its intent to become a Subchapter S corporation and which provides them with immediate liquidity without having to pay brokerage fees or commissions. The detriments are that non-Continuing Shareholders will cease to participate in any future earnings and growth of HBC, and that the receipt of the payment for their shares will be a taxable transaction for federal and state income tax purposes. For further discussion, see the section of this proxy statement titled “Material United States Federal Income Tax Consequences.”

     The following table sets forth for each HBC director and executive officer his or her interest in the net book value and net income of HBC, based upon the percentage of his or her beneficial ownership in HBC’s outstanding common stock as of June 30, 2002.

	Ownership	Net Book	Net	Net
	Percent	Value(1)	Income(2)	Income(3)

James B. Jaqua	20.8%	$4,347,000	$155,000	$608,000
John B. Brudin	9.2%	1,923,000	68,000	269,000
E. Kenneth Hyatt	3.8%	797,000	28,000	111,000
Eric J. Gosch	1.4%	299,000	11,000	42,000
Joseph D. Pehl	*	189,000	7,000	26,000
John J. McDonough	2.5%	521,000	19,000	73,000
Catherine A. Frei	*	101,000	4,000	14,000
Kevin R. Farrenkopf	*	39,000	1,000	5,000
Alan H. Lewis	*	6,000	0	1,000

*	Less than one percent.

(1)	Based on HBC’s shareholders’ equity as of May 31, 2002.

(2)	Based on HBC’s net income for the quarter ended March 31, 2002.

(3)	Based on HBC’s net income for the year ended December 31, 2001.

     The following table sets forth for each HBC director and executive officer his or her interest in the net book value and net income of HBC after giving effect to the merger, based upon the percentage of his or her beneficial ownership in HBC’s outstanding common stock as of June 30, 2002. The following table assumes there will be 766,172 shares of HBC common stock outstanding immediately following the merger.

	Ownership	Net Book	Net	Net
	Percent	Value(1)	Income(2)	Income(3)

James B. Jaqua	19.8%	$4,136,000	$147,000	$578,000
John B. Brudin	10.2%	2,132,000	76,000	298,000
E. Kenneth Hyatt	4.3%	893,000	32,000	125,000
Eric J. Gosch	2.1%	441,000	16,000	62,000
Joseph D. Pehl	1.4%	294,000	10,000	41,000
John J. McDonough	1.0%	201,000	7,000	28,000
Catherine A. Frei	*	106,000	4,000	15,000
Alan H. Lewis	*	61,000	2,000	9,000
Kevin R. Farrenkopf	*	54,000	2,000	8,000

*	Less than one percent.

(1)	Based on HBC’s shareholders’ equity as of May 31, 2002.

(2)	Based on HBC’s net income for the quarter ended March 31, 2002.

(3)	Based on HBC’s net income for the year ended December 31, 2001.

Interests of the Directors and Executive Officers of HBC and HFG in the Merger

     General

     In considering the recommendation of the HBC board of directors, you should be aware that directors and executive officers of HBC and HFG have interests in the merger or have relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The HBC board of directors was aware of these actual or potential conflicts of interest and considered them along with other matters which have been described in the section of this proxy statement titled “Special Factors — Determination and Recommendation of the HBC Board of Directors and HBC’s Reasons for the Merger.” No independent committee of the HBC board of directors was charged with negotiating the terms of the merger on behalf of the HBC shareholders. In addition, no unaffiliated representative acted solely on behalf of all unaffiliated HBC shareholders for purposes of negotiating the transaction or preparing a report concerning its fairness.

     Relationship between HBC and its Directors and Executive Officers

     We refer you to the information in the sections of this proxy statement titled “Information about the Directors and Executive Officers of Hemet Bancorp,” “Security Ownership of Certain Beneficial Owners and Management of Hemet Bancorp” and “Related Party Transactions” for information regarding directors and executive officers of HBC and HFG and their stock ownership in HBC. All of HBC’s current directors and executive officers will continue to be HBC directors and executive officers following the merger.

      Status as Continuing Shareholders

     Each of the HBC directors and executive officers owns shares of HBC common stock and will receive the same right to receive $54.00 per share in the merger as the other HBC shareholders. However, each of the HBC directors and executive officers will also be a Continuing Shareholder and as a Continuing Shareholder, each directors and executive officer will receive in the merger the right to receive one share of HBC common stock for each share of HFG common stock that such person holds at the time of the merger. In addition, as Continuing Shareholders, HBC directors and executive officers will have the opportunity to participate in any future growth and earnings of HBC whereas the non-Continuing Shareholders will not have the same opportunity.

     It is expected that each HBC director and executive officer will pay, at least in part, for their shares of HFG common stock with promissory notes. As a result, the actual consideration that each director and executive officer will receive in the merger, will be cancellation of the promissory note issued to HFG by him or her pursuant to the HFG financing. Therefore, each director and executive officer will not recognize gain or loss for federal income tax purposes in the merger. This tax result of the merger for the directors and executive officers of HBC and HFG is different from the tax result expected for the non-Continuing Shareholders who will most likely be subject to income tax liability for the receipt of cash for their shares of HBC common stock.

     Indemnification of the Directors and Executive Officers of HBC and HFG

     Pursuant to the terms of the merger agreement, HBC has agreed that, for six years after the effective time of the merger, the HBC will indemnify HFG directors and executive officers from liabilities for acts or omissions in connection with their status as directors or officers of HFG.

     In addition, Article V of HBC’s articles of incorporation provides that HBC will indemnify its directors, officers, employees and agents to the fullest extent possible under California law. Article V of HBC’s bylaws also includes provisions for the indemnification of HBC’s directors, officers, employees and agents.

     HBC has entered into indemnification agreements with each of its directors and executive officers. Both HBC’s bylaws and the indemnification agreements with its directors and executive officers provide for indemnification in excess of the indemnification expressly permitted by Section 317 of the CGCL. The indemnification agreements require HBC to indemnify its directors and executive officers against liabilities that may arise by reason of their status as HBC directors and executive officers and to advance their expenses as a result of any proceeding against them as to which they could be indemnified. The indemnification agreements do no require HBC to indemnify any director or executive officer if that person or persons did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of HBC and, the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Interests of the Continuing Shareholders in the Merger

     Each of the Continuing Shareholders will receive in the merger the right to receive one share of HBC common stock for each share of HFG common stock that such Continuing Shareholder holds at the time of the merger. As a result of the merger, each Continuing Shareholder will have the opportunity to participate in any future growth and earnings of HBC, whereas the non-Continuing Shareholders will not have the same opportunity. The tax result of the merger for Continuing Shareholders is different from the tax result expected for the non-Continuing Shareholders, who will most likely be subject to income tax liability for the receipt of cash for their shares of HBC common stock. For information regarding Continuing Shareholders who are also directors and executive officers of HBC and HFG, see “Interests of Directors and Executive Officers of HBC and HFG in the Merger.”

Financing; Source of Funds

     HBC and HFG estimate that the aggregate amount of consideration payable in the merger is approximately $43.5 million. HBC and HFG intend to use the consideration received by HFG pursuant to the HFG financing, as well as cash of HBC and the Bank, to pay the consideration in the merger. Completion of the HFG financing, with the participation of the holders of at least 90.0% of the shares of HBC common stock issued and outstanding immediately prior to the completion of the merger, is a condition to the completion of the merger.

     Portion Payable to Continuing Shareholders

     Of the total $43.5 million of merger consideration, approximately $37.7 million, representing the aggregate amount of cash merger consideration payable to Continuing Shareholders, will be subject to a mandatory right of offset against the promissory notes executed by the Continuing Shareholders. As part of the HFG financing, Continuing Shareholders will each subscribe for the same number of shares of HFG common stock as each Continuing Shareholder owns of HBC common stock immediately prior to the merger and will pay for those shares of HFG common stock with promissory notes. The principal amount of the promissory notes for each Continuing Shareholder will be equal to the aggregate amount of cash that such Continuing Shareholder will be entitled to receive in the merger. The promissory notes will not bear interest. The promissory notes will contain a provision providing for a mandatory right of setoff for any cash that such Continuing Shareholder is entitled to in the merger for such Continuing Shareholder’s shares of HBC common stock. As a result, the consideration received by each Continuing Shareholder in the merger will be the cancellation of the promissory note issued to HFG for the Continuing Shareholder’s shares of HFG common stock.

     Portion Payable to non-Continuing Shareholders

     The remaining $5.8 million of the total $43.5 million of merger consideration is payable in cash to the non-Continuing Shareholders. This amount will be paid with the following funds. Approximately $3.6 million will be raised in the HFG financing. As part of the HFG financing, some Continuing Shareholders will purchase additional shares of HFG common stock at a price equal to $54.00 per share. The remaining $2.2 million payable to the non-Continuing Shareholders will be paid with cash held by HBC and a special dividend of up to $1.5 million distributed to HBC by the Bank. This special dividend from the Bank to HBC has been approved by the California Department of Financial Institutions.

     On May 24, 2002, HFG entered into a line of credit agreement with Feather River State Bank permitting it to borrow up to $50,000. The line of credit bears interest on the principal amount outstanding at an interest rate equal to the Feather River State Bank Reference Rate plus 1.00%. The initial interest rate on the line of credit is 6.00%. The line of credit matures on October 5, 2002, at which time the principal amount and all accrued and unpaid interest will be due and payable. Prepaid finance charges on the line of credit were approximately $500 and are amortized over the life of the line of credit.

     The line of credit was obtained by HFG to finance its operational and organizational expenses prior to the merger. The line of credit is unsecured but has been guaranteed by James B. Jaqua, President of HFG. HBC, as the surviving corporation in the merger, will repay the outstanding principal amount and accrued and unpaid interest on the line of credit no later than the date the line of credit matures.

HBC Financial Projections

     HBC does not as a matter of course make public forecasts as to future revenues or earnings and generally prepares internal financial forecasts solely for internal use in capital budgeting and other management decisions. However, in connection with the valuation analyses of Sheshunoff in connection with the merger proposal, HBC prepared projections of HBC’s consolidated financial performance for the fiscal years 2002 through 2006. A summary of the projections for fiscal years 2002 through 2006 is set forth in Appendix D attached to this proxy statement.

     These projections should be read together with the information contained in HBC’s historical consolidated financial statements and accompanying notes. None of these projections should be regarded as an accurate prediction of future events. They were prepared solely for the exploratory and analytical purposes of Sheshunoff, which understood the inherent unreliability of projections as predictions of future results and were expected to make their own independent judgments about the estimates and assumptions made.

Fees and Expenses

     The merger agreement provides that HBC and HFG will each bear their own expenses. As a result, HBC will be responsible for paying its merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants, and other related charges. HBC estimates that its expenses will total approximately $687,000, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount

Advisory fees and expenses	$130,000
Legal fees and expenses	532,000
Accounting fees and expenses	5,000
SEC filing fee	4,100
Printing, solicitation and mailing costs	14,000
Miscellaneous expenses	2,000

Total	$687,100

     In addition, HFG estimates that it will incur merger related fees and expenses of approximately $35,000, consisting primarily of attorneys’ and accountants’ fees and other related charges. To the extent not paid prior to the effective time of the merger by HBC or HFG, all such fees and expenses will be paid by the surviving corporation in the merger if the merger is completed. If the merger is not completed, HBC and HFG would continue to be responsible for their respective fees and expenses.

Regulatory Matters

     HFG and HBC have filed notices regarding the merger with the California Department of Financial Institutions and the Board of Governors of the Federal Reserve System. In addition, the Bank has received approval from the California Department of Financial Institutions to pay a special dividend of up to $1.5 million to HBC in connection with the merger. HBC and HFG do not believe that any other governmental filings are required with respect to the merger, other than the filing of a merger agreement and officers certificates with the Secretary of State of the State of California, articles of merger with the Secretary of State of the State of Nevada and filings with the SEC. HBC and HFG do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Public Offerings

     HBC has not made an underwritten public offering of its common stock for cash in the past three years.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     HBC common stock is registered with the SEC under the Exchange Act. HBC common stock is listed on the OTC Bulletin Board (ticker symbol HMET.OB) and commenced trading on November 21, 2001. Information provided for the periods ending before November 21, 2001 relates to the shares of the Bank’s common stock. On May 22, 2002, the last trading day before the public announcement of the execution of the merger agreement, the reported closing sale price per share of HBC common stock was $50.40. The following table sets forth the high and low sales prices for each fiscal quarter beginning on January 1, 2000, up to and including July 9, 2002, as quoted on the OTC Bulletin Board and the per share cash dividends for each such fiscal quarter.

	High	Low	Cash Dividend(1)

2002
Third quarter (through July 9, 2002)	—	—	—
Second quarter	$53.95	$49.25	$0.60
First quarter	49.50	44.00	0.60

2001
Fourth quarter	50.00	48.00	0.60
Third quarter	42.00	38.00	0.60
Second quarter	39.50	34.25	0.60
First quarter	36.00	32.00	0.60

2000
Fourth quarter	34.25	31.00	0.60
Third quarter	33.00	28.75	0.60
Second quarter	31.00	27.59	0.60
First quarter	32.50	26.50	0.60

(1)	Neither HBC nor the Bank paid any non-cash dividends in the periods indicated.

     As of June 30, 2002, there were 806,170 shares of HBC common stock outstanding and approximately 382 shareholders of record of HBC common stock.

     The frequency and amount of dividends to be paid are determined by the HBC board of directors. In issuing dividends, the board of directors considers the experience and expectations of HBC, including net income generated, strategic plans, and the level of capital of HBC. HBC’s payment of dividends is dependent on the Bank’s payment of dividends to HBC. The Bank is limited in the amount of dividends it can pay pursuant to California banking and corporation law and federal banking law. The Bank currently must request prior approval of the California Commissioner of the Department of Financial Institutions for the payment of dividends to HBC. It is expected that after the completion of the Subchapter S Reorganization, subject to the factors discussed above, HBC will continue to pay dividends to HBC shareholders at a level at least equal to the current dividend level. In addition, the shareholders agreement will require HBC, if permitted by applicable law, to pay dividends to the HBC shareholders in an amount sufficient for the HBC shareholders to pay their tax liabilities.

INFORMATION ABOUT HEMET BANCORP

General

     HBC is a bank holding company that conducts its business through its principal bank subsidiary, The Bank of Hemet. We have five branches located in the Inland Empire area of southern California. We offer a range of banking services in the communities we serve. The address of our principal executive offices is 3715 Sunnyside Drive, Riverside, California 92506, and our telephone number is (909) 784-5771.

     HBC was incorporated in January 2001 in California for the purpose of acquiring and holding all of the outstanding stock of the Bank. HBC acquired all of the outstanding stock of the Bank in November 2001, through the merger of a wholly owned subsidiary of HBC with and into the Bank. The Bank was incorporated in California in 1974. BankLink Corporation, (“BankLink”) is a wholly owned data processing subsidiary of the Bank. Hemet Statutory Trust I, a wholly owned trust subsidiary of HBC, was established in November 2001 for the purpose of selling trust preferred securities.

     HBC’s principal source of income is currently dividends from the Bank. At March 31, 2002, HBC had consolidated assets of approximately $306.0 million, deposits of approximately $279.0 million and shareholders’ equity of approximately $21.0 million. See “Where You Can Find More Information” and “Documents Incorporated By Reference.”

Selected Financial Data

     The tables below set forth selected consolidated financial data for HBC for the five-year period ended December 31, 2001 and for the three-month periods as of and for March 31, 2002 and March 31, 2001. HBC acquired all of the outstanding common stock of the Bank on November 21, 2001. Prior to that date, all information presented in the tables below is with respect to the Bank only. HBC and the Bank derive the consolidated statements of operations data and consolidated balance sheet data as of and for the five-year period ended December 31, 2001 from our consolidated financial statements. The financial data for the five-year period ended December 31, 2001 is derived from our consolidated financial statements audited by Arthur Andersen LLP, independent certified public accountants. The financial data for the interim period as of and for the three months ended March 31, 2002 and March 31, 2001 has not been audited and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial data. Results for the three month period ended March 31, 2002 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

     You should read the selected consolidated financial data presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in HBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and in HBC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002, and with HBC’s consolidated financial statements with related notes and other financial information contained in these same filings.

     The audit report of Arthur Andersen LLP contained in HBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 was issued on January 31, 2002. Arthur Andersen has not reissued its report in connection with this proxy statement.

						As of and for the
						three-month period
	As of and for the year ended December 31,					ended March 31,

	2001	2000	1999	1998	1997	2002	2001

						(unaudited)
	(Dollars in thousands)
Results of operations
Interest income	$21,847	$22,459	$19,381	$19,416	$18,991	$4,699	$5,861
Interest expense	10,760	10,967	8,740	9,185	8,946	1,759	3,080
Net interest income	11,087	11,492	10,641	10,231	10,045	2,940	2,781
Provision for loan losses	0	0	0	0	250	0	0
Noninterest income	1,500	1,709	1,825	1,363	1,204	340	389
Noninterest expense	7,571	7,901	7,810	6,736	6,200	1,924	1,842
Net income	2,922	3,101	2,708	2,823	2,802	744	780
Balance sheet (end of period)
Total assets	$303,584	$292,234	$270,269	$252,877	$241,323	$305,980	$294,775
Total loans	261,519	242,769	220,992	207,802	192,287	262,461	244,540
Allowance for loan losses	2,950	2,466	2,416	2,232	2,116	2,949	2,537
Nonperforming loans(1)	0	56	705	1,581	2,902	44	0
Other real estate owned	2	2	54	77	779	0	2
Total deposits	271,922	267,844	246,671	230,385	219,211	273,881	269,979
Shareholders’ equity	20,626	22,724	21,606	21,024	20,228	20,899	22,990
Balance sheet (period average) Total assets	$296,063	$276,434	$259,214	$248,297	$236,297	$308,695	$293,250
Total loans	252,160	230,944	210,878	196,675	187,298	262,461	244,540
Earning assets	287,097	267,089	238,910	238,910	226,311	298,658	283,958
Total deposits	270,784	251,847	236,212	226,228	214,291	276,865	268,725
Shareholders’ equity	22,731	22,151	21,370	20,594	20,146	20,551	22,928
Capital ratios
Leverage ratio	8.94%	7.97%	8.21%	8.31%	8.53%	10.06%	9.17%
Tier 1 risk-based capital	10.02%	9.13%	9.57%	9.99%	10.43%	12.26%	10.19%
Total risk-based capital	12.24%	10.12%	10.64%	11.06%	11.53%	8.81%	7.84%
Asset quality ratios
Nonperforming loans/total loans(1)	0.00%	0.02%	0.32%	0.76%	1.51%	0.02%	0.03%
Nonperforming assets/total assets(2)	0.00%	0.02%	0.28%	0.66%	1.53%	0.01%	0.03%
Allowance for loan losses/ nonperforming loans	>100.00%	>100.00%	>100.00%	>100.00%	72.90%	>100.00%	>100.00%
Allowance for loan losses/ total loans	1.13%	1.02%	1.09%	1.07%	1.10%	1.12%	1.04%
Performance ratios
Return on average assets	0.99%	1.12%	1.04%	1.14%	1.19%	0.96%	1.06%
Return on average equity	12.85%	14.00%	12.67%	13.71%	13.91%	14.49%	13.60%
Net interest margin(3)	3.86%	4.30%	4.25%	4.28%	4.44%	3.82%	3.92%
Net interest spread(4)	3.03%	3.40%	3.39%	3.37%	3.55%	3.29%	3.04%
Average total loans to average total deposits	93.12%	91.70%	89.27%	86.94%	87.40%	94.42%	90.69%
Efficiency ratio(5)	60.22%	59.85%	62.65%	58.10%	55.11%	58.65%	58.12%

						As of and for the
						three-month period
	As of and for the year ended December 31,					ended March 31,

	2001	2000	1999	1998	1997	2002	2001

						(unaudited)

Per share information
Basic earnings(6)	$3.41	$3.58	$3.19	$3.34	$3.25	$0.92	$0.90
Diluted earnings(7)	$3.37	$3.56	$3.15	$3.23	$3.15	$0.91	$0.89
Common stock dividends declared	$2.40	$2.40	$2.80	$2.40	$1.50	$0.60	$0.60
Dividend payout ratio(8)	70.37%	67.04%	87.76%	71.80%	46.20%	64.94%	66.72%
Common stock book value	$25.62	$26.22	$24.97	$24.90	$23.96	$25.92	$26.51
Common shares outstanding at period end(9)	805,120	866,820	865,252	844,252	844,252	806,170	867,170
Weighted average common shares outstanding(10)	856,649	866,176	848,627	844,252	863,262	805,628	866,995

(1)	Nonperforming loans consist of loans on nonaccrual and loans past due 90 days or more.

(2)	Nonperforming assets consist of nonperforming loans and other real estate owned.

(3)	Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

(4)	Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

(5)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

(6)	Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(7)	Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

(8)	The dividend payout ratio consists of the common stock dividends paid per share of common stock divided by basic earnings per share of common stock.

(9)	Based on shares outstanding at period end, excluding shares issuable upon exercise of outstanding options.

(10)	Weighted average number of shares of common stock outstanding for the period, excluding shares issuable upon exercise of outstanding options.

INFORMATION ABOUT HEMET FINANCIAL GROUP, INC.

     HFG is a newly formed Nevada corporation, and its executive offices are located at 300 Capitol Mall, Suite 1100, Sacramento, California 95814. Its telephone number is (916) 442-0400, ext. 213. HFG was formed solely for effecting the merger described herein. HFG has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement and its assistance in preparing various SEC filings, including this proxy statement and the Schedule 13E-3. HFG has nominal assets and no operations. It also currently has no contingent assets or contingent liabilities. See “Hemet Financial Group, Inc. Financial Statements” beginning on page F-1.

     HFG has not during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has it been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of this proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to these laws.

     Currently, HFG has only one stockholder, James B. Jaqua, who owns 10 shares of HFG common stock. As soon as practical after the mailing of this proxy statement, HFG will complete the HFG financing as described in the section of this proxy statement titled “Special Factors — Financing; Source of Funds.”

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF HEMET BANCORP

     None of the current HBC directors or executive officers have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have they been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of this proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to these laws. Except as set forth below, the principal business address and telephone number for each HBC director and executive officer is c/o The Bank of Hemet, 3715 Sunnyside Drive, Riverside, California 92506, and the principal telephone number at that location is (909) 784-5771. Each HBC director and executive officer is a citizen of the United States.

Directors

     The following table sets forth as of June 30, 2002, the names and principal occupations during the past five years of each of the HBC directors.

Name and Title	Position and Principal Occupation

John B. Brudin Director	Retired, consultant to various public sector organizations. General Manager, Eastern Municipal Water District from 1994 to 2001.

Eric J. Gosch(1) Director	President of Inland Chevrolet, Inc. since 1991 and President of Rancho Ford, Inc. since 1984.

E. Kenneth Hyatt(2) Director	Executive Vice President of Corporate Development for Talbot Insurance and Financial Services, Inc. since 1997 and President of Talbot/Hemet Insurance, Inc. from 1995 to 1997.

James B. Jaqua President, Chief Executive Officer and Director	Chairman and Chief Executive Officer of The Bank of Hemet since June 2002. President and Chief Executive Officer of The Bank of Hemet from 1983 to May 2002. President and Chief Executive Officer of Hemet Bancorp since November 2001. President of Hemet Financial Group, Inc., since May 2002.

Alan H. Lewis(3) Director	Assistant Dean of the A. Gary Anderson Graduate School of Management, University of California, Riverside since 1997.

John J. McDonough Director	Chairman of the Board of The Bank of Hemet from 1983 to 2001. Consultant to The Bank of Hemet since 2002.

Joseph D. Pehl Director	President, Cornell Consulting, Inc. since 1990.

(1)	Mr. Gosch’s business address and telephone number are Inland Chevrolet, Inc., 350 Carriage Circle, Hemet, CA 92545; (909) 658-4401.

(2)	Mr. Hyatt’s business address and telephone number are Talbot-Hemet Insurance Co., 1515 West Florida Avenue, Hemet, CA 92543; (909) 765-3100.
(3)	Mr. Lewis’ business address and telephone number are University of California, Riverside, Room 118, Anderson Hall, Riverside, CA 92507; (909) 787-4592.

Executive Officers

     The following table sets forth as of June 30, 2002, the names and principal occupations during the past five years of each of the HBC executive officers.

Name	Position and Principal Occupation

James B. Jaqua	Chairman and Chief Executive Officer of The Bank of Hemet since June 2002. President and Chief Executive Officer of The Bank of Hemet from 1983 to May 2002. President and Chief Executive Officer of Hemet Bancorp since November 2001. President of Hemet Financial Group, Inc. since May 2002.

Kevin R. Farrenkopf	President, The Bank of Hemet since June 2002. Executive Vice President, Chief Operating Officer, The Bank of Hemet from April 2001 to May 2002. Executive Vice President, Chief Operating Officer, Hemet Bancorp since November 2001. Senior Vice President-Division Manager, Retail Banking for Western Financial Bank from 1995 to April 2001.

Catherine A. Frei	Executive Vice President, Chief Financial Officer, The Bank of Hemet since May 2001. Senior Vice President, Chief Financial Officer, The Bank of Hemet from February 2001 to May 2001. Senior Vice President, Acting Chief Financial Officer, The Bank of Hemet from July 2000 to February 2001. Senior Vice President, Controller and Cashier, The Bank of Hemet from August 1996 to July 2000. Executive Vice President, Chief Financial Officer, Hemet Bancorp since November 2001. Chief Financial Officer and Secretary of Hemet Financial Group, Inc. since May 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HEMET BANCORP

     The following table sets forth as of June 30, 2002 the number and percentage of shares of HBC common stock beneficially owned, directly or indirectly, by each person or entity known to HBC who owns of record or beneficially five percent or more of the shares of HBC common stock, by each HBC executive officer (“Named Executive Officer”) and HBC director and by the Named Executive Officers and directors of HBC as a group. The shares “beneficially owned” are determined under rules of the SEC, and do not necessarily indicate ownership for any other purpose. HFG does not currently own any shares of HBC common stock. In general, beneficial ownership includes shares over which a director, Named Executive Officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of June 30, 2002. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. On June 30, 2002, there were 806,170 outstanding shares of HBC common stock.

	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class

John B. Brudin	74,158	(2)	9.2%
Eric J. Gosch	11,551	(3)	1.4%
E. Kenneth Hyatt	30,729		3.8%
James B. Jaqua	167,914	(4)	20.8%

	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class

Alan H. Lewis	250		*
John J. McDonough	20,101	(5)	2.5%
Joseph D. Pehl	7,284	(6)	*
Kevin R. Farrenkopf	1,500	(7)	*
Catherine A. Frei	3,901	(8)	*
Total for Directors and Named Executive Officers as a group (numbering 9)	317,388		39.1	%(9)
Jack E. Gosch	108,116	(10)	13.4%
Ella Mae Record Trustee under agreement dated October 2, 1990, The Record Trust	52,561		6.5%
Total for Principal Shareholders (numbering 2)	160,677		19.9%

*	Less than 1%.

(1)	The mailing address of each of these persons is care of The Bank of Hemet, 3715 Sunnyside Drive, Riverside, California 92506.

(2)	All of these shares are held by the Brudin Family Trust, dated October 27, 1986.

(3)	This amount includes 9,965 shares owned by Jack Gosch Ford, Inc. Retirement Plan and Trust in which Mr. Eric Gosch and Mr. Jack Gosch have shared ownership and voting power.

(4)	This amount includes 146,941 shares owned in the name of The Jaqua Trust of 1989, 8,993 shares owned in the name of James B. Jaqua IRA, 4,813 shares owned in the name of James B. Jaqua, and 5,967 shares owned in the name of M. Susan Jaqua IRA. This amount includes 1,200 shares acquirable by stock options that are vested or will be vested within 60 days of June 30, 2002. A total of 128,242 shares have been pledged to Inland Empire National Bank to secure a personal loan.

(5)	This amount includes 7,360 shares owned in the name of the McDonough Family Trust, 1,610 shares owned in the name on Ann McDonough IRA, and 11,131 shares owned in the name of John McDonough IRA.

(6)	This amount includes 5,054 shares owned in the name of the Pehl Trust and 2,230 shares owned in the name of Joseph D. Pehl Keogh Retirement Account.

(7)	This amount includes 1,000 shares acquirable by stock options that are vested or will be vested within 60 days of June 30, 2002.

(8)	This amount includes 2,900 shares acquirable by stock options that are vested or will be vested within 60 days of June 30, 2002.

(9)	Assumes a total of 811,270 shares, comprised of the 806,170 outstanding shares and 5,100 shares acquirable by exercise of stock options that are vested within 60 days of June 30, 2002.

(10)	This amount includes 98,151 shares owned by J and G Revocable Trust dated May 2, 1989 and 9,965 shares owned by Jack Gosch Ford, Inc. Retirement Plan and Trust in which Mr. Eric Gosch and Mr. Jack Gosch have shared ownership and voting power.

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF HEMET FINANCIAL GROUP, INC.

Directors

     The directors of HFG are: John B. Brudin, James B. Jaqua, Alan H. Lewis and John J. McDonough. For biographical information on the directors of HFG, please see “Information about the Directors and Executive Officers of Hemet Bancorp — Directors.”

Executive Officers

     The executive officers of HFG are: James B. Jaqua, President, and Catherine A. Frei, Chief Financial Officer and Secretary. For biographical information on Mr. Jaqua and Ms. Frei, please see “Information about the Directors and Executive Officers of Hemet Bancorp — Executive Officers.”

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our consolidated ratio of earnings to fixed charge and preferred stock dividends including our consolidated subsidiaries is computed by dividing earnings by fixed charges and preferred stock dividends. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

As of the three-
	As of the Year		month period
	ended December 31,		ended March 31,

	2001	2000	2002	2001

Earnings to Fixed Charges:
Excluding interest on deposits	102.8x	93.98x	10.32x	—
Including interest on deposits	1.46x	1.48x	1.63x	1.43x

     For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings consists of earnings before income taxes plus interest and a portion of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness, dividends on preferred stock and a portion of rental expense which is deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits. HBC currently has no preferred stock outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary that describes the material United States federal income tax consequences of the merger for HBC, HFG, and the HBC shareholders. The tax consequences of the merger will vary depending upon whether a particular HBC shareholder is a Continuing Shareholder or a non-Continuing Shareholder.

     This summary addresses only shares held as capital assets immediately prior to the merger. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances or to special classes of shareholders such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, investment companies, persons who hold shares as a position in a “straddle” or as a part of a “hedging” or “conversion” transaction, and foreign taxpayers. In addition, no information is provided in this summary with respect to the tax consequences of the merger either under applicable foreign, state, or local laws or to persons who acquired HBC Common Stock under employee stock options or otherwise as compensation.

     This summary is based upon sources of law as of the date of this proxy statement including the Code, existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, changes to which could occur (possibly on a retroactive basis) and affect the tax consequences described herein. Neither HBC nor HFG has sought, or will seek, any rulings from the Internal Revenue Service with respect to the matters discussed in this summary.

     All shareholders should consult their own tax advisors as to the particular tax consequences of the merger, including the applicability and effect of the alternative minimum tax and any state, local, or foreign income and other tax laws and of changes in such laws.

Consequences to HFG and HBC

     No gain or loss will be recognized by HFG or HBC as a result of the merger. The merger of HFG into HBC, with the non-Continuing Shareholders receiving cash for their shares of HBC stock and the Continuing Shareholders receiving new shares of HBC common stock in exchange for their HFG common stock, will be disregarded as a merger for federal income tax purposes. HFG was formed solely to participate in an integrated transaction designed to reduce the number of HBC shareholders; it has engaged in no activities other than ones related to this transaction; and its existence will terminate in the course of the transaction. Therefore, the formation, transitory existence, and merger of HFG will be disregarded for federal income tax purposes, and the transaction will be treated as if the non-Continuing Shareholders received cash in redemption of their shares of HBC common stock and the Continuing Shareholders exchanged their old shares of HBC common stock for new shares of HBC common stock.

Consequences to Non-Continuing Shareholders

     The exchange by the non-Continuing Shareholders of shares of HBC common stock for cash in the merger will be a taxable event. Each of the non-Continuing Shareholders will be treated either as having sold shares or as having received a dividend distribution from HBC. Management anticipates that all or most non-Continuing Shareholders will be treated as having sold shares, and that each such non-Continuing Shareholder will recognize capital gain or loss in an amount equal to the difference between the cash received under the merger and the non-Continuing Shareholder’s adjusted tax basis in such shares. However, depending on the non-Continuing Shareholder’s individual circumstances, the non-Continuing Shareholder may be required instead to treat cash received under the merger as a dividend, which generally is taxable as ordinary income.

     For the non-Continuing Shareholders, the exchange will be taxable as a dividend under Section 301 of the Code (which generally would treat the distribution as a dividend to the extent of HBC’s current and accumulated earnings and profits), unless the exchange:

(1)	is “not essentially equivalent to a dividend” with respect to the non-Continuing Shareholder under Section 302(b)(1) of the Code;

(2)	is a “substantially disproportionate” redemption with respect to the non-Continuing Shareholder under Section 302(b)(2) of the Code; or

(3)	results in a “complete termination” of the shareholders stock interest in HBC under Section 302(b)(3) of the Code.

     In determining whether any of these tests have been met, a non-Continuing Shareholder must take into account not only the shares of HBC common stock actually owned, but also those shares of HBC common stock that are treated as constructively owned by such non-Continuing Shareholder within the meaning of Section 318 of the Code. The constructive ownership rules of Section 318 of the Code treat an individual shareholder as the owner or, among other things, all stock actually or constructively owned by his or her spouse, children, grandchildren, and parents. Under that provision, there is no attribution between siblings or from a grandparent to a grandchild.

     A distribution of cash to a non-Continuing Shareholder under the merger will be considered to be “not essentially equivalent to a dividend” for purposes of Section 302(b)(1) of the Code if the redemption results in a “meaningful reduction” in such shareholder’s percentage stock interest in HBC. In making a determination of whether there has been such a “meaningful reduction,” each non-Continuing Shareholder must compare his or her share interest in HBC (including interests owned constructively) immediately before the merger to his or her interest immediately after the merger. Whether a “meaningful reduction” occurs varies depending on the facts and circumstances of each non-Continuing Shareholder. The Internal Revenue Service has indicated in published rulings that a critical factor in determining whether a reduction is meaningful is whether the non-Continuing Shareholder may exercise actual or constructive control (50% or more ownership) over corporate affairs immediately after the redemption. Any non-Continuing Shareholder whose relative stock interest in HBC before the redemption is minimal and who exercises no control over corporate affairs is treated generally as having had a “meaningful reduction” in his or her proportionate interest in HBC (taking into account any shares constructively owned) if his or her stock ownership has been reduced to any extent.

     A distribution of cash to a non-Continuing Shareholder under the merger will be considered to be “substantially disproportionate” for purposes of Section 302(b)(2) of the Code if the percentage of shares of HBC common stock actually and constructively owned by such non-Continuing Shareholder immediately after the redemption is less than 80% of the percentage of shares of HBC common stock actually and constructively owned by the non-Continuing Shareholder immediately before the redemption.

     A distribution of cash to a non-Continuing Shareholder pursuant to the merger will result in a “complete termination” of such non-Continuing Shareholder’s stock interest for purposes of Section 302(b)(3) of the Code if either (1) all of the shares of HBC common stock actually and constructively owned by the non-Continuing Shareholder are redeemed in the merger or (2) all of the shares of HBC common stock actually owned by the non-Continuing Shareholder are redeemed in the merger and such shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the non-Continuing Shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

     If the redemption of shares of HBC common stock from a non-Continuing Shareholder for cash under the merger meets one of the three aforementioned tests of Section 302(b), such non-Continuing Shareholder will recognize a capital gain or loss equal to the difference, if any, between the amount of cash received and the non-Continuing Shareholder’s adjusted tax basis in the shares of HBC common stock that are redeemed in the merger. The gain or loss will be long-term capital gain or loss if the holding period of the shares exceeds one year. Any deduction claimed with respect to a capital loss may be subject to limitations.

     If the redemption of a non-Continuing Shareholder fails to meet one of the three tests of Section 302(b) of the Code described above, the amount of cash received by such shareholder in the merger will be treated as a distribution that is taxable under Section 301 of the Code. Under Section 301 of the Code, the amount will be treated as a dividend, taxable as ordinary income, to the extent of HBC’s current and accumulated earnings and profits as determined under federal income tax principles. To the extent that the amount of the distribution exceeds HBC’s current and accumulated earnings and profits, Section 301 of the Code provides that the excess first be treated as a return of capital that will reduce the non-Continuing Shareholder’s tax basis in the shares of HBC common stock that are redeemed in the merger.

Any of the Section 301 distribution remaining after the non-Continuing Shareholder’s tax basis in the shares of HBC common stock redeemed in the merger has been reduced to zero will be taxable as capital gain. If the distribution is taxable under Section 301 of the Code, the non-Continuing Shareholder may lose the benefit of such non-Continuing Shareholder’s adjusted stock basis in its shares of HBC common stock.

     A dividend received by a corporate non-Continuing Shareholder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate HBC shareholders should consult with their own tax advisors regarding (1) whether a dividends-received deduction will be available and (2) the possible application of Section 1059 of the Code to the ownership and disposition of their shares.

     Distributions of cash made to non-Continuing Shareholder may be subject to information reporting to the Internal Revenue Service and to a 30% backup withholding of tax. Backup withholding will not apply to a cash distribution to a non-Continuing Shareholder if such shareholder properly completes and executes the Form W-9 that will be included as a part of the transmittal letter, or otherwise proves to HBC and HFG that such non-Continuing Shareholder is not subject to backup withholding. If a non-Continuing Shareholder is subject to the 30% backup withholding, the tax withheld will be credited against such non-Continuing Shareholder’s federal income tax liability.

Consequences to Continuing Shareholders

     No gain or loss will be recognized by the Continuing Shareholders. For federal income tax purposes, certain steps undertaken by the Continuing Shareholders will be disregarded as transitory so that the Continuing Shareholders will be treated merely as exchanging their shares of HBC common stock for new shares of HBC common stock. The aggregate tax basis that the Continuing Shareholders will have in the new certificates of HBC common stock that they will receive in the merger will be the same as the basis of the shares of HBC common stock that they owned prior to the merger. The holding period of the shares of HBC common stock received by the Continuing Shareholders in the merger will include the period during which such shareholders held HBC common stock prior to the merger.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Information about attending the Special Meeting

     Our special meeting of shareholders will be held at      :     .m., local time, on      , 2002, at the Anchor Restaurant, 2524 East Florida Avenue, Hemet, California 92544. This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of HBC to be used at the special meeting.

Information about this Proxy Statement

     We began mailing this proxy statement and the attached notice of special meeting of shareholders and the proxy card to the HBC shareholders on      , 2002. The date of this proxy statement is      , 2002.

Information about Voting

     At the special meeting, the HBC shareholders will vote upon the merger proposal. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your name and you plan to attend the special meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it to the special meeting in order to vote.

     If you vote by proxy, the individuals named on the card (your proxy holders) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against the merger proposal. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

•	FOR the approval of the Plan and Agreement of Merger, dated as of May 22, 2002, by and between HBC and HFG and the transactions contemplated thereby, including the merger.

     You may revoke or change your proxy at any time before it is exercised by sending a written notice of your revocation to HBC’s Corporate Secretary, Leslie Besic, Hemet Bancorp, 3715 Sunnyside Drive, Riverside, California 92506, by providing a letter or a duly executed proxy dated later than the date of your proxy or by voting in person at the special meeting. Your latest vote, whether by proxy card or in person, will be the one that is counted.

     Each share of HBC common stock is entitled to one vote. As of      , 2002, the record date for the special meeting, there were      shares of HBC common stock and held of record by      shareholders.

Quorum Requirement

     A quorum is necessary to hold a valid meeting. A majority of the issued and outstanding shares of HBC common stock entitled to vote at the special meeting must be present to constitute a quorum. Shares held by HBC shareholders who return a proxy or attend the special meeting but abstain from voting will count as shares present and entitled to vote at the meeting. Brokers who hold HBC common stock in nominee or “street name” for beneficial owners may not give a proxy to vote those shares on the merger proposal at the special meeting unless they receive specific instructions from those customers. Shares represented by proxies returned by a broker holding those shares in “street name” will count for purposes of determining whether a quorum exists, even if the beneficial owner does not vote those shares. These shares are known as broker non-votes.

Information about Votes Necessary for Action to be Taken

     California law requires the affirmative vote of the holders of a majority of the outstanding shares of HBC common stock entitled to vote to approve the merger proposal under the California merger statute. The merger agreement also contains a condition to the completion of the merger that in accordance with Section 310(a)(1) of the CGCL, a majority of the non-director shares represented and voting at the special meeting (which shares voting affirmatively also must constitute at least a majority of the required quorum) must approve the merger proposal. For purposes of this condition, none of the shares owned by the HBC directors will be counted, since all of the HBC directors have an interest in the merger.

     Abstentions and broker non-votes will have the same effect as votes against the merger proposal. Thus, the HBC board of directors urges you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed, postage prepaid envelope.

Other Matters

     The HBC board of directors does not know of any other matter that will be presented at the special meeting other than the merger proposal discussed in this proxy statement. Under our bylaws, generally no business besides the proposal discussed in this proxy statement may be transacted at the special meeting. However, if any other matter properly comes before the special meeting, your proxy holders will act on such matter in their discretion.

Solicitation of Proxies

     HBC is soliciting proxies by and on behalf of its board of directors. HBC will pay all expenses of soliciting proxies. In addition to solicitation of proxies by mail, HBC will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of HBC common stock and secure their voting instructions, if necessary. In addition, directors, executive officers and employees of HBC or its affiliates may solicit proxies from HBC shareholders in person or by telephone, facsimile, telegram, or other means of communication. Those directors, officers and employees of HBC or its affiliates will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with any solicitation. HBC will reimburse brokers, fiduciaries, custodians and other nominees for their charges and expenses in forwarding proxy materials to beneficial owners of HBC common stock.

Voting and Revocation of Proxies

     If you execute and return the enclosed proxy card, the persons named in the proxy card will vote the shares of HBC common stock represented by that proxy at the special meeting. If you specify a choice in the proxy card, the persons named in the proxy will vote your shares of HBC common stock as you requested. If you do not specify a choice in your proxy, other than in the case of broker non-votes, then the persons named in the proxy will vote your shares for the merger proposal, and in the discretion of the persons named in the proxy on such other matters as may properly be presented at the special meeting.

     You may change your vote at any time before we vote your proxy at the special meeting. You can do so by giving written notice of your revocation to HBC’s Corporate Secretary, by providing a letter or a duly executed proxy dated later than the date of your proxy with HBC’s Corporate Secretary, or by voting in person at the special meeting. Simply attending the special meeting will not revoke your proxy.

     You should send any written notice revoking your proxy, or any request for a new proxy card, to the following address:

Hemet Bancorp Leslie Besic Corporate Secretary 3715 Sunnyside Drive Riverside, California 92506

DISSENTERS’ RIGHTS

     HBC shareholders are entitled to dissenters’ appraisal rights under the CGCL in connection with the merger. If the merger is completed, those HBC shareholders who elect to exercise their dissenters’ rights and who in a timely and proper fashion perfect such rights will be entitled to receive the “fair market value” of their shares in cash. “Fair market value” would be determined as of May 22, 2002, the day before the first announcement of the terms of the merger, and therefore would not include any appreciation or depreciation caused by the merger.

     In order to qualify for dissenters’ rights, a HBC shareholder must not vote in favor of the merger proposal and must make a written demand on HBC within 30 days after HBC mails to HBC shareholders the notice of approval of the merger. Abstentions and broker non-votes will not be considered votes in favor of the merger and the affected shares may still perfect dissenter’s rights.

     If the merger is approved, within 10 days after the special shareholders meeting, HBC will mail to any HBC shareholder who did not vote for the merger proposal a notice that the required shareholder approval of the merger was obtained. This notice of approval will state the price determined by HBC to represent the “fair market value” of any dissenting shares and a brief description of the procedures to be followed by dissenting HBC shareholders who wish to pursue further their statutory rights. The dissenting HBC shareholder must deliver his or her share certificate for receipt by HBC within 30 days after the date on which the notice of approval was mailed to the HBC shareholder. HBC will stamp or endorse the certificate with a statement that the shares are dissenting shares and return it to the dissenting HBC shareholder. The statements in the notice of approval will constitute an offer by HBC to purchase from the dissenting HBC shareholders any dissenting shares at the price stated, but only if the merger is completed. However, the determination by HBC of fair market value is not binding on HBC shareholders.

     HBC shareholders who do not accept HBC’s determination of fair market value must send a written demand to Hemet Bancorp, 3715 Sunnyside Drive, Riverside, California 92506, Attention: Corporate Secretary. The written demand must state the number and class of shares held of record by the HBC shareholder which the HBC shareholder demands that HBC purchase for cash, and it must contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed merger. That statement will constitute an offer by the HBC dissenting shareholder to sell his or her dissenting shares to HBC at that price.

     If HBC and a dissenting HBC shareholder do not agree on the other’s proposed purchase price, the HBC shareholder has the right for six months following the mailing of the notice of approval to file a lawsuit to have the fair market value determined by a court. The fair market value of dissenting shares as determined by the court in those circumstances could be higher or lower than the amount offered by HBC in the notice of approval or the merger consideration provided for in the merger proposal, and any such determination would be binding on the dissenting HBC shareholder or shareholders involved in the lawsuit and on HBC. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the HBC shareholders in authorizing the merger. No HBC shareholder who has dissenters’ rights under Chapter 13 will have any right to attack the validity of the merger except in an action to test whether the number of shares required to authorize the merger proposal has been legally voted in favor of the merger proposal.

     Dissenting HBC shareholders may lose their status as such if any of the following events occurs:

•	the merger is abandoned (in which case HBC must pay on demand to dissenting HBC shareholders who have initiated proceedings in good faith as provided under Chapter 13 of the CGCL all necessary expenses and reasonable attorneys’ fees incurred in such proceedings);

•	the dissenting shares are transferred before being submitted to HBC for endorsement;

•	the dissenting HBC shareholder withdraws his or her demand with the consent of HBC; or,

•	in the absence of agreement between the dissenting HBC shareholder and HBC as to the price of his or her shares, the HBC shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval.

     This discussion of dissenters’ rights is qualified in its entirety by Section 1300 et seq. of the CGCL which is attached to this proxy statement as Appendix C.

THE MERGER AGREEMENT

     This is a brief summary of the material terms of the merger agreement and the merger. This summary is not a complete description and is qualified by reference to the merger agreement, which is attached as Appendix A.

Merger and Merger Consideration

     The merger agreement provides for the merger of HFG with and into HBC, with HBC continuing as the surviving corporation operating under the articles of incorporation and bylaws of HBC in effect at the time of the merger. Pursuant to the merger, (1) if you are a non-Continuing Shareholder each share of HBC common stock (excluding shares held by shareholders who perfect their dissenters’ rights) issued and outstanding shall cease to be outstanding and shall be converted into the right to receive a cash payment in the amount of $54.00, and (2) each share of HFG common stock issued and outstanding shall cease to be outstanding and shall be converted into the right to receive one share of HBC common stock. Cash payments owed to Continuing Shareholders who have executed promissory notes in favor of HFG in connection with the HFG private placement described elsewhere in the proxy statement will be applied to retire these promissory notes. See “Special Factors — Financing; Source of Funds.”

Management and Operations after the Merger

     The HBC directors and executive officers upon completion of the merger will serve as the directors and executive officers of the surviving corporation, until their respective successors are duly elected and qualified. For additional information regarding the interests of certain persons in the merger, see “Special Factors — Interests of the Directors and Executive Officers of HBC and HFG in the Merger.”

Completion of the Merger

     Subject to the conditions to the obligations of the parties to effect the merger, the merger will be completed on the date and at the time that the articles of merger will become effective with the Secretary of State of the State of Nevada and a copy of a merger agreement and corresponding officer’s certificates will become effective with the Secretary of State of the State of California. Unless HBC and HFG agree otherwise, they will use reasonable efforts to complete the merger on the first business day after the last to occur of:

•	the effective date of the last required consent of any regulatory authority having authority over the merger; and

•	the date on which the HBC shareholders approve the merger proposal.

     HBC and HFG anticipate that the merger will become effective on or about      , 2002, however, delays could occur. HBC and HFG cannot assure you that they will be able to obtain necessary regulatory approvals for the merger or that they will be able to satisfy other conditions to completion of the merger. Either HBC or HFG may terminate the merger agreement if the merger is not completed by December 31, 2002, unless the merger has not been completed because of the breach of the merger agreement by the party seeking termination. See “— Conditions to Completion of the Merger” and “— Termination.”

Exchange Procedures

     Promptly after the merger is completed, each HBC shareholder at the time of completion of the merger will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of HBC common stock for the cash consideration. Cash payments to Continuing Shareholders will automatically be applied to retire the promissory notes executed by such Continuing Shareholders in favor of HFG. See “Special Factors — Financing; Source of Funds.”

     You should not send in your certificates until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent your certificates for HBC common stock with a properly completed letter of transmittal, the exchange agent will mail you (1) if you are a non-Continuing Shareholder, a check for the cash consideration, without interest, together with all undelivered dividends or distributions in respect of the shares of HBC common stock, if any, without interest or (2) if you are a Continuing Shareholder, evidence of the application of the cash consideration and the cancellation of your promissory note in favor of HFG, together with a check for all undelivered dividends or distributions in respect of the shares of HBC common stock. HBC will not be obligated to deliver the cash consideration to you, as a former HBC shareholder, until you have surrendered your HBC common stock certificates or submit an affidavit as described below.

     If any HBC stock certificate has been lost, stolen, mislaid or destroyed, the exchange agent will pay the cash consideration, without interest, upon the shareholder’s submission of an affidavit claiming the certificate to be lost, stolen, mislaid or destroyed, the posting of a bond in such amount as HBC and the exchange agent may reasonably require as indemnity against any claim that may be made against HBC with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

     At the time the merger is completed, the stock transfer books of HBC will be closed to former HBC shareholders and no transfer of pre-merger shares of HBC common stock by any shareholder will thereafter be made or recognized. If certificates for shares of HBC common stock are presented for transfer after the merger is completed, they will be cancelled and exchanged for the cash consideration, without interest, and any undelivered dividends on the HBC common stock, if any (subject to the mandatory right of set-off for HBC shareholders participating in the HFG private placement). HBC and the exchange agent may deduct and withhold from the merger consideration that they pay to you the amount necessary to cover any required federal, state, local or foreign withholding taxes with respect to issuing the merger consideration. HBC will treat these amounts as having been paid to you.

Effect of the Merger on HBC Stock Options

     At the effective time of the merger, each outstanding option to purchase shares of HBC common stock will remain outstanding and become an obligation of the surviving corporation after the merger.

Representations and Warranties

     The merger agreement contains customary representations and warranties of each of the parties to the other, including representations and warranties as to the following:

•	due organization, valid existence, good standing and the corporate power and authority to carry on its business;

•	corporate power and authority to enter into and perform the merger agreement and the absence of any conflict in approving and performing the merger agreement;

•	authorized, issued and outstanding capital stock;

•	compliance with laws generally;

•	absence of pending or threatened litigation;

•	truth and accuracy of certain statements;

•	absence of any action that would materially impede or delay receipt of any consents of regulatory authorities;

•	taking of all necessary action to exempt the merger from applicable takeover laws; and

•	the approval by the board of directors and resolution by the board of directors to submit the merger agreement to the shareholders for approval.

     In addition, HBC represented and warranted to HFG that on May 22, 2002, it had received an opinion from Sheshunoff as to fairness, from a financial point of view, of the consideration to be received by HBC shareholders in the merger.

     In addition, HFG represented, warranted and covenanted to HBC regarding the investment intent and status of the HFG stockholders under the federal securities laws.

     The representations and warranties of HBC are contained in Article 6 of the merger agreement, and the representations and warranties of HFG are contained in Article 5 of the merger agreement. None of the representations and warranties survive the completion of the merger.

Conduct of Business Pending Closing

     Pending the merger, absent the prior written consent of HBC, HFG has agreed to:

•	use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	take no action which would materially adversely affect the ability of either party to obtain any consent required or to perform its covenants and agreements under the merger agreement; and

•	engage only in activities that are directly and exclusively related to the merger agreement and HFG’s performance thereunder.

     Pending the merger, absent the prior written consent of HFG, HBC has agreed to:

•	operate its business only in the usual, regular and ordinary course;

•	use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and

•	take no action which would materially adversely affect the ability of either party to obtain any consent required or to perform its covenants and agreements under the merger agreement.

     The foregoing provisions do not prevent HBC from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or businesses, if the HBC board of directors determines that course of action to be desirable.

     The covenants regarding the conduct of business pending the merger are contained in Article 7 of the merger agreement.

Other Covenants

     The merger agreement also contains other covenants and agreements of HBC and HFG. Each of HBC and HFG has agreed to cooperate in promptly making their respective filings and any other required submissions to the SEC and any other applicable regulatory authorities, and to use its reasonable efforts to take all actions necessary to complete the merger as soon as reasonably practicable after the date of the merger agreement.

     The merger agreement also requires HBC to indemnify each current or prior officer or director of HFG from liabilities for acts or omissions in connection with his status as a director or officer of HFG before completion of the merger for a period of six years after completion of the merger.

Conditions to Completion of the Merger

     The parties to the merger agreement must meet or waive a number of conditions for the merger to be completed.

     Conditions to the Obligations of the Parties

     The conditions to both parties’ obligations to complete the merger are:

•	the holders of at least a majority of the outstanding shares of HBC common stock must have approved the merger proposal;

•	the holders of at least a majority of the non-director shares of HBC common stock represented and voting at the special meeting (which non-director shares voting affirmatively must also constitute at least a majority of the required quorum) must approve the merger proposal in accordance with Section 310(a)(1) of the CGCL;

•	the holders of at least a majority of the outstanding shares of HFG common stock must have approved the merger proposal;

•	the parties must have received all required consents of any regulatory authority, and these consents must not be conditioned or restricted in a manner which HBC determines would so materially adversely impact the economic or business benefits of the merger that, had such condition or requirement been known, HBC would not have entered into the merger agreement;

•	the parties must have received all consents required for the completion of the merger under contracts or permits, which if not obtained, is reasonably likely to have individually or in the aggregate, a HFG or HBC material adverse effect, subject, however, to the proviso above regarding consents that are conditioned or restricted;

•	there must not be any legislation enacted by a court or governmental or other regulatory authority or any other action taken or threatened to be taken by a court or governmental or other regulatory authority which prohibits the completion of the merger;

•	the completion of the HFG financing as discussed under “Special Factors — Financing; Source of Funds;” and

•	the delivery of a tax opinion of Alston & Bird, dated as of the date that the merger is completed, as to the tax consequences of the merger, as required by the merger agreement.

     Conditions to HBC’s Obligations

     HBC’s obligations in the merger depend upon the satisfaction of the following conditions:

•	as of the date that the merger is completed, there must not be any inaccuracies in HFG’s representations and warranties regarding its capitalization, and there must not be any inaccuracies in the other representations and warranties of HFG in the merger agreement such that the aggregate effect of such inaccuracies (without regard to materiality, material adverse effect or knowledge qualifiers) has, or is reasonably likely to have, a material adverse effect on HFG;

•	HFG must have performed all agreements and complied with all covenants set forth in the merger agreement in all material respects;

•	certain officers of HFG must have delivered a certificate to HBC regarding the satisfaction of various conditions;

•	HBC must have received from each HFG stockholder who will be an HFG stockholder at the completion of the merger an executed investor suitability questionnaire which is reasonably satisfactory to HBC;

•	the fairness opinion delivered by HBC’s financial advisor, Sheshunoff, must not have been withdrawn or adversely modified, unless another financial advisor of a nationally recognized reputation has delivered an opinion to the HBC board of directors to substantially the same effect; and

•	no holder of HFG common stock must have exercised its dissenter’s rights under the Nevada General Corporation Law.

     Conditions to HFG’s Obligations

     HFG’s obligations in the merger depend upon the satisfaction of the following conditions:

•	as of the date that the merger is completed, there must not be any inaccuracies in HBC’s representations and warranties regarding its capitalization, and there must not be any inaccuracies in the other representations and warranties of HBC in the merger agreement such that the aggregate effect of such inaccuracies (without regard to materiality, material adverse effect or knowledge qualifiers) has, or is reasonably likely to have, a material adverse effect on HBC;

•	HBC must have performed all agreements and complied with all covenants set forth in the merger agreement in all material respects;

•	certain officers of HBC must have delivered a certificate to HFG regarding the satisfaction of various conditions; and

•	holders of at least 90.0% of the shares of HBC common stock issued and outstanding immediately prior to the completion of the merger must have participated in the HFG financing described in “Special Factors — Financing; Source of Funds.”

     HBC cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so.

Termination

     The merger agreement may be terminated:

•	by the mutual, written agreement of HBC and HFG;

•	by either party, in the event of a breach by the other party of any representation or warranty contained in the merger agreement which (1) cannot be or has not cured within 30 days after the giving of notice to the non-breaching party, (2) is reasonably likely to have, individually or in the aggregate, a material adverse effect on the breaching party and (3) is reasonably likely to permit the non-breaching party to refuse to complete the merger pursuant to the conditions discussed in “— Conditions to Completion of the Merger;” provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by either party, in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not cured within 30 days after the giving of notice to the non-breaching party; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by either party, in the event of any consent of any regulatory authority required to complete the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

•	by either party, in the event that any law or order permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and nonappealable;

•	by either party, in the event that the HBC shareholders or HFG stockholders fail to vote on or give their consent to the merger proposal; or

•	by either party, if the closing of the merger shall not have occurred by December 31, 2002, if the failure to complete the merger on or before such date is not caused by any breach of the merger agreement by the terminating party.

     In addition, HBC may terminate the merger agreement if the board of directors of HBC has determined to approve, endorse or recommend a “superior proposal” to the HBC shareholders A “superior proposal” is defined in the merger agreement as any tender offer, exchange offer or other proposal (1) involving the acquisition or purchase of more than a 15% interest (a) in the total outstanding voting securities of HBC or any HBC subsidiary, or (b) of the assets and liabilities of HBC or any HBC subsidiary and (2) with respect to which the HBC board of directors (a) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of such proposal and the person or group making such proposal, and (b) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the HBC shareholders than the merger with HFG, taking into account all relevant factors (including whether, in the good faith judgment of the HBC board of directors, after obtaining the advice of a financial advisor of nationally recognized reputation, the person or group making such proposal is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by HFG in response to such proposal).

     If the merger agreement is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligations to share certain expenses, will survive. Termination of the merger agreement will not relieve any breaching party from liability for any willful breach of a representation, warranty, covenant or agreement contained in the merger agreement.

Expenses

     Each of HBC and HFG will pay all expenses incurred by it or on its behalf in connection with the merger.

Amendment and Waiver

     HFG and HBC may amend the merger agreement before the merger is completed. However, after approval by the HBC shareholders and the HFG stockholders, neither party may, without further shareholder approval, amend the merger agreement to change the manner or basis in which shares of HBC common stock will be exchanged for $54.00 in cash or in which shares of HFG common stock will be exchanged for shares of HBC common stock.

     In addition, before or at the time the merger is completed, either HBC or HFG, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either HBC or HFG may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of HBC or HFG, as the case may be.

COMMON STOCK PURCHASE INFORMATION

     The following sets forth information with respect to purchases of shares of HBC common stock, if any, by HBC, HFG and the directors and executive officers of HBC and HFG during the past two years. Information for the periods ending before November 21, 2001, relates to the shares of the Bank’s common stock.

	Number of		Average Price
Quarter Ended	Shares	Price Range($)	Paid($)(1)

September 30, 2002 (through July 10, 2002)
None
June 30, 2002
Joseph D. Pehl(2)	200	50.00	50.00
March 31, 2002
James B. Jaqua	1,509	44.75	44.75
Catherine A. Frei(3)	1,000	12.00	12.00
December 31, 2001
James B. Jaqua	1,946	42.50-44.00	43.71
John B. Brudin(4)	500	44.00	44.00
Joseph D. Pehl(2)	300	44.00	44.00
Eric J. Gosch(5)	200	44.00	44.00
Catherine A. Frei	1	44.00	44.00
Kevin R. Farrenkopf(6)	500	44.00	44.00
Alan H. Lewis	250	44.00	44.00
September 30, 2001
None
June 30, 2001
James B. Jaqua(3)(7)	4,800	24.75	24.75
March 31, 2001
James B. Jaqua(3)	358	34.25-35.00	34.99
James B. Jaqua(8)	100	35.00	35.00
James B. Jaqua(9)	150	35.00	35.00
John J. McDonough(10)	200	33.00	33.00
John J. McDonough(11)	100	33.00	33.00
December 31, 2000
James B. Jaqua(8)	200	32.50-33.00	32.75
James B. Jaqua(9)	200	32.50-33.00	32.75
James B. Jaqua(10)	400	32.50-33.00	32.75
Joseph D. Pehl(2)	200	32.00	32.00
September 30, 2000
John J. McDonough(11)	300	30.00	30.00
John B. Brudin(4)	2,200	30.00	30.00
Joseph D. Pehl(12)	300	30.00	30.00

(1)	Calculated by dividing the aggregate purchase price for shares purchased during the quarter by the total number of shares purchased during that quarter.

(2)	Joseph D. Pehl & Janice S. Pehl trustees UA DTD June 5, 1972, The Pehl Trust.

(3)	These shares were acquired pursuant to a stock option exercise.

(4)	John B. Brudin & Patricia L. Brudin trustees UA DTD October 27, 1987, The Brudin Family Trust.

(5)	Eric J. Gosch & Gisela F. Gosch trustees UA DTD January 17, 1990, FBO The Eric & Gisela Gosch Trust.

(6)	Kevin R. Farrenkopf and Hillary S. Farrenkopf.

(7)	James B. Jaqua and M. Susan Jaqua trustees UA DTD November 8, 1989, Jaqua Family Trust.

(8)	M. Susan Jaqua, IRA.

(9)	James B. Jaqua, IRA.

(10)	John J. McDonough, IRA.

(11)	Ann M. McDonough, IRA.

(12)	Cornell Consulting Inc., Defined Benefit Pension Plan.

Recent Transactions

     There have been no transactions in HBC common stock by HBC, HFG and the directors and executive officers of HBC and HFG since April 1, 2002 (which date is the 60th day prior to the initial filing of this proxy statement) except for the following transactions. John J. McDonough gifted 200 shares of HBC common stock to Michael J. McDonough, his son, on April 3, 2002. On April 11, 2002 these same 200 shares of HBC common stock were sold to Joseph D. Pehl by Michael J. McDonough for $50.00 per share in a private transaction. In addition, on April 11, 2002, James B. Jaqua gifted 40 shares of HBC common stock to Friendship Shelter, Inc. As of or shortly following the date of the mailing of this proxy statement, James B. Jaqua intends to sell 500 shares of HBC common stock to Kevin R. Farrenkopf, an executive officer of HBC, and 600 shares of HBC common stock to Richard Buran and Marta Brown to be held jointly. Each sale will be for a price of $54.00 per share of HBC common stock.

RELATED PARTY TRANSACTIONS

     Prior to entering into the merger agreement, HBC and HFG did not maintain any material relationships. The directors and executive officers of HBC and HFG have engaged in, or intend to engage in, the transactions described below with HBC, HFG and their affiliates.

     Employment Contracts

     The Bank entered into an employment agreement, effective January 1, 2001, with Mr. Jaqua to serve as President and Chief Executive Officer of the Bank for a term that expires on December 31, 2003. The agreement provides for an annual base salary of $238,000 for 2001, with an annual increase and bonus at the discretion of the Board of Directors. The agreement also provides for certain health, accidental and disability insurance benefits to Mr. Jaqua and his spouse. Mr. Jaqua has salary continuation agreement with the Bank. Under Mr. Jaqua’s agreement, he will receive a salary of $110,000 per year for 15 years beginning when he reaches age 65, so long as he is employed by the Bank at that age. If Mr. Jaqua dies before that time, his beneficiary will receive the remaining payments. If Mr. Jaqua is terminated, or if the Bank is sold or merged with another entity, then he will receive a lump sum payment equal to the present value (using an annual discount rate equal to the annual interest rate of a ten year Treasury note) of fifteen annual payments of $110,000. The Bank may reduce the payment made to Mr. Jaqua if, when aggregated with other payments, the amount would constitute an “excess parachute payment” under the Code.

     The Bank entered into an employment agreement, effective April 19, 2001, with Mr. Farrenkopf to serve as Executive Vice President and Chief Operating Officer of the Bank for a term that expired on April 19, 2002. The agreement provided for an annual base salary of $120,000 for 2001, with an annual increase and bonus at the discretion of the board of directors. The agreement also provided for a grant of

5,000 incentive stock options. The agreement afforded certain health, accidental and disability insurance benefits to Mr. Farrenkopf. Mr. Farrenkopf no longer has an employment agreement with the Bank.

     Mr. McDonough has a salary continuation agreement with the Bank. Under Mr. McDonough’s agreement, he will receive a salary of $15,000 per year for 15 years beginning when he reached age 65, so long as he is employed by the Bank at that age. If Mr. McDonough dies before that time, his beneficiary will receive the remaining payments. Effective December 31, 2001, Mr. McDonough retired and the payout provision of his salary continuation agreement commenced in January 2002. Mr. McDonough entered into a consulting agreement with the Bank effective January 1, 2002 to provide ongoing services to the Bank at a monthly fee of $3,500.

     Ms. Frei, Mr. Farrenkopf and other employees of the Bank have severance benefits under a severance policy of the Bank that provides between 4 and 52 weeks salary if they are terminated within 6 months after a change in control of the Bank.

     Indemnification Agreements

     HBC has entered into indemnification agreements with each of its directors and executive officers. For a discussion of these agreements see “Special Factors — Interests of Directors and Executive Officers of HBC and HFG in the Merger — Indemnification of the Directors and Executive Officers of HBC and HFG.”

     Stock Option Agreements

     HBC and its executive officers have entered into stock option agreements to provide for the grants of incentive and nonqualified stock options to the HBC executive officers. The stock option agreements set forth the terms of any stock option grants, including the vesting schedule of any stock options and the exercise price for the stock options.

     The following table sets forth the principal terms of stock options granted to Messrs. Jaqua and Farrenkopf and Ms. Frei.

	Number
	of
Name	Shares	Grant Date	Exercise Price

James B. Jaqua	1,200	March 19, 1997	$24.75

Kevin R. Farrenkopf	5,000	April 19, 2001	34.75

Catherine A. Frei	700	December 30, 1994	12.00
	1,000	March 19, 1997	22.50
	3,000	June 30, 2000	31.00

     HFG Financing

     Each HBC director and executive officer is expected to participate in the HFG financing as described in “Special Factors— Interests of the Directors and Executive Officers of HBC and HFG in the Merger” and “Special Factor— Financing; Source of Funds.”

FUTURE SHAREHOLDER PROPOSALS

     If the merger is not completed for any reason, any shareholder desiring to submit a proposal for action at HBC’s 2002 Annual Meeting of Shareholders which is desired to be presented in HBC’s proxy statement with respect to such meeting, should mail such proposal by certified mail return receipt requested to Hemet Bancorp, 3715 Sunnyside Drive, Riverside, California 92506, Attention: James B. Jaqua, President and Chief Executive Officer. All such proposals must be received by HBC a reasonable time before HBC begins to print and mail its proxy materials for HBC’s 2002 Annual Meeting of Shareholders.

     HBC’s bylaws also require that any shareholder wishing to make one or more nominations for director must submit a written notice of intention to make such nominations to the President of HBC by the later of: (1) the close of business 21 days prior to any meeting of shareholders called for the election of directors, or (2) 10 days after the date of mailing of the notice of the meeting of shareholders. The requirements for submitting the notice are set forth in HBC’s bylaws.

     In addition, the proxy solicited by the board of directors for the 2002 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless HBC is provided with notice of such proposal a reasonable time before HBC begins to print and mail its proxy materials for HBC’s 2002 Annual Meeting of Shareholders.

OTHER MATTERS

     As of the date of this proxy statement, the HBC board of directors knows of no other matter that it will present for consideration at the special meeting. If any other matter shall properly come before the special meeting, or any adjournment or postponement thereof, and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies as to that matter.

     The individuals named as proxies intend to vote or not vote in accordance with the recommendation of HBC’s management.

FORWARD-LOOKING INFORMATION

     HBC common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement.

     You should not construe the contents of this proxy statement or any communication from HBC, whether written or oral, as legal, tax, accounting or other expert advice with respect to your particular circumstances. Accordingly, you should consult with your own counsel, accountant or other professional advisor, as appropriate.

     HBC makes forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about the HFG financing and the possible future results of the operations or the performance of HBC after the merger is completed. When we use words such as “believes,” “anticipates,” “expects,” “intends,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

•	changes in economic conditions, both nationally and in our primary market area;

•	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

•	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimation of values of collateral and various financial assets and liabilities.

WHERE YOU CAN FIND MORE INFORMATION

     HBC, HFG and their directors and executive officers have filed with the SEC a Schedule 13E-3, under the Exchange Act, with respect to the merger. This proxy statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information filed by HBC, including the Schedule 13E-3, at the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     Please call the SEC at (800) SEC-0330 for further information about the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information that are filed electronically with the SEC. The address of that site is http://www.sec.gov.

     No provisions have been made in connection with the merger to grant the public HBC shareholders access to the corporate files of HBC or to obtain counsel or appraisal services at the expense of HBC or HFG.

     HBC’s Form 10-K for the year ended December 31, 2001, and Form 10-Q for the period ended March 31, 2002 are being provided to you along with this proxy statement. The audit report of Arthur

Andersen LLP contained in HBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 was issued on January 31, 2002. Arthur Andersen has not reissued its report in connection with this proxy statement.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows HBC to “incorporate by reference” information into this proxy statement. This means that HBC can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement and should be read with the same care. When HBC updates information contained in documents, by making future filings with the SEC, the information incorporated by reference in this proxy statement is considered automatically updated and superceded. We incorporate by reference any additional documents that we may file with the SEC after the date of this document and before the special meeting under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The following documents filed by HBC with the SEC under the Exchange Act are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2002; and

•	Current Reports on Form 8-K filed on February 6, 2002, March 4, 2002, April 25, 2002, May 23, 2002, June 5, 2002 and July 1, 2002.

     The audit report of Arthur Andersen LLP contained in HBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 was issued on January 31, 2002. Arthur Andersen has not reissued its report in connection with this proxy statement.

     We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to:

Leslie Besic Corporate Secretary Hemet Bancorp 3715 Sunnyside Drive Riverside, California 92506 Telephone: (909) 784-5771

     We have not authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This document is dated               , 2002. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

HEMET FINANCIAL GROUP, INC.
INDEX TO BALANCE SHEET

Report of Independent Auditors	F-2
Balance Sheet	F-3
Notes to Balance Sheet	F-4

Report of Independent Auditors

Board of Directors

Hemet Financial Group, Inc.

We have audited the accompanying balance sheet of Hemet Financial Group, Inc. (the Company) as of May 29, 2002. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hemet Financial Group, Inc. at May 29, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 31, 2002

Hemet Financial Group, Inc.
Balance Sheet
As of May 29, 2002

Assets
Cash	$360
Prepaid Assets	500

Total Assets	$860

Liabilities and Stockholder’s Equity
Accounts Payable and accrued liabilities	$22,460

Total Liabilities	22,460

Commitments and Contingencies
Stockholder’s Equity:
Common Stock, par value 0.0001 per share
Authorized — 1,000,000 shares
Issued and outstanding — 10 shares	—
Additional Paid in Capital	540
Accumulated deficit	(22,140)

Total Stockholder’s Equity	(21,600)

Total Liabilities and Stockholder’s Equity	$860

The accompanying notes are an integral part of this balance sheet.

HEMET FINANCIAL GROUP, INC.
Notes to Balance Sheet
As of May 29, 2002

1.     The Company and Plan of Merger

Hemet Financial Group, Inc. (the Company), a Nevada corporation, was formed on May 6, 2002 for the purpose of merging with and into Hemet Bancorp (HBC), a publicly traded bank holding company with approximately $300 million in assets. HBC will be the surviving corporation subsequent to this merger. On May 22, 2002, the Board of Directors adopted a resolution approving a Plan and Agreement of Merger (the Agreement) between HBC and the Company. The consummation of the merger is contingent upon the receipt of required approvals from the bank, HBC, its shareholders and various regulatory agencies.

Under the terms of the Agreement, the Company will sell shares of its stock to certain HBC shareholders for both cash and promissory notes. Shares of stock purchased for promissory notes would be equal to the number of shares of HBC common stock these HBC shareholders presently own. The principal amount of these notes would be equal to the aggregate amount of cash that the shareholder would be entitled to receive in the merger for his or her shares of HBC common stock.

Cash received from certain HBC shareholders would be used to repay any borrowings under the line of credit and to fund expenses in connection with the merger. Management believes that the cash received will be sufficient to meet all obligations incurred. The Company has no revenue generating operations. All of the expenses incurred have been for organizational purposes.

2.     Summary of Significant Accounting Policies

Basis of Presentation

The accounting policies of the Company conform to accounting principles generally accepted in the United States.

Accounting Estimates

The preparation of financial statements requires management to make estimates and the assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of balance sheet. Actual results could differ from those estimates.

Income Taxes

The Company applies an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements. Deferred income tax assets and liabilities are determined based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. No provision for income taxes has been recorded since the Company has incurred net operating losses since inception.

3.     Line of Credit

Effective May 24, 2002, the Company entered into a $50,000 line of credit with Feather River State Bank. This line of credit bears simple interest at the Feather River State Bank Reference Rate plus 1.000 percent. The initial interest rate on this line of credit was 6%. This line of credit matures on October 5, 2002, at which time the principal balance and all accrued and unpaid interest will be due. Prepaid finance charges relating to this line of credit are approximately $500. The prepaid finance charges are amortized over the life of the line of credit, using the straight-line method. This line of credit is unsecured and personally guaranteed by the president of the Company. Management believes that the borrowings will provide sufficient funding for operational and organizational purposes through the merger. As of May 29, 2002, no amounts had been borrowed under the line of credit.

4. Subsequent Events (unaudited)

During June 2002, HBC and the Bank of Hemet received the various regulatory approvals required for the consummation of the merger.

On June 3, 2002, HBC received a letter from the Federal Reserve Bank which stated that they had reviewed the transaction and do not require a bank holding company application and no waiver request is required in order to consummate the transaction.

On June 11, 2002, the California Department of Financial Institutions approved the application for the Bank of Hemet to pay a special cash dividend up to $1.5 million to HBC to partially fund the merger.

Appendix A

PLAN AND AGREEMENT OF MERGER

BY AND BETWEEN

HEMET BANCORP

AND

HEMET FINANCIAL GROUP, INC.

Dated as of May 22, 2002

A-i

A-ii

EXHIBIT INDEX

Exhibit	Description	Page

Exhibit 1	HFG Financing	A-1-1

A-iii

PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER (this “Agreement”) is made and entered into as of May 22, 2002, by and between HEMET BANCORP (“HBC”), a California corporation and HEMET FINANCIAL GROUP, INC. (“HFG”), a Nevada corporation.

Preamble

     The respective boards of directors of HFG and HBC have approved and adopted this Agreement and the transactions described herein and have adopted resolutions to submit this Agreement to their respective shareholders for their approval. This Agreement provides for the merger of HFG with and into HBC. At the effective time of such Merger, the outstanding shares of HBC Common Stock shall be converted into the right to receive a cash payment from HBC (except as provided herein) and the outstanding shares of HFG Common Stock shall be converted into the right to receive shares of HBC Common Stock. As a result, HBC shall succeed, without other transfer, to all the rights and property of HFG and shall be subject to all the debts and liabilities of HFG as if HBC had itself incurred them. The transactions described in this Agreement are subject to the approvals of the shareholders of HBC, HFG, the Board of Governors of the Federal Reserve System, and the California Department of Financial Institutions, and the satisfaction of certain other conditions described in this Agreement. HFG has engaged, and will engage, only in activities, including its merger with and into HBC, that are directly related to the negotiation, execution and consummation of this Agreement.

     Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time, HFG shall be merged with and into HBC in accordance with the provisions of Section 92A.190 of the Nevada General Corporation Law (“NGCL”) and Section 1108 of the California General Corporate Law (“CGCL”) and with the effect provided in the provisions of Section 92A.250 of the NGCL and Section 1107 of the CGCL (the “Merger”). HBC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of California. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of HFG and HBC.

1.2	Time and Place of Closing.

     The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., Pacific time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m., Pacific time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3	Effective Time.

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger (“Articles of Merger”) reflecting the Merger shall become effective with the Secretary of State of the State of Nevada and a copy of the Merger Agreement (“Merger Agreement”) and officers’ certificates reflecting the Merger shall become effective with the Secretary of State of the State of California (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of HBC approve this Agreement and the transactions contemplated hereby, including the Merger; or such later date within 30 days thereof as may be specified by HBC.

1.4	Restructure of Transaction.

     HBC shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement for any reason which HBC may deem advisable; provided, however, that HBC shall not have the right, without the approval of the board of directors of HFG and, if required by applicable law, the holders of the HFG Common Stock or HBC Common Stock, as applicable, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of HFG Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) would permit HBC to pay the consideration other than by delivery of the Cash Payments to the holders of HBC Common Stock; (iii) would be materially adverse to the interests of the holders of shares of HFG Common Stock or HBC Common Stock; (iv) would materially impede or delay consummation of the Merger; or (v) would change the tax consequences of the Merger to the holders of HFG Common Stock. HBC may exercise this right of revision by giving written notice to HFG in the manner provided in Section 11.8 which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Plan and Agreement of Merger.

ARTICLE 2 TERMS OF MERGER

2.1	Articles of Incorporation.

     The Articles of Incorporation of HBC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until duly amended or repealed.

2.2	Bylaws.

     The Bylaws of HBC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until duly amended or repealed.

2.3	Directors and Officers.

     The directors of HBC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of HBC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3 MANNER OF CONVERTING SHARES

3.1	Conversion of Shares.

     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of HBC, HFG or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a)  Each share of HFG Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from HBC one (1) share of HBC Common Stock.

     (b)  Each share of HBC Common Stock (excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 3.2) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from HBC a cash payment in the amount of $54.00 (less any required withholding of taxes, the “Cash Payment”).

3.2	Dissenting Shareholders of HBC.

     Any holder of shares of HBC Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 1300 et seq. of the CGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the CGCL and surrendered to HBC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of HBC fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, HBC shall issue and deliver the consideration to which such holder of shares of HBC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of HBC Common Stock held by such holder.

3.3	Treatment of HBC Stock Options.

     At the Effective Time, each outstanding option to purchase shares of HBC Common Stock granted pursuant to The Bank of Hemet 1994 Stock Option Plan shall remain outstanding and become an obligation of the Surviving Corporation.

ARTICLE 4 EXCHANGE OF SHARES

4.1	Exchange Procedures.

     (a)  Promptly after the Effective Time, HBC shall cause HBC’s transfer agent or another agent selected by HBC (the “Exchange Agent”) to mail to each holder of record of a certificate or certificates which represented shares of HFG Common Stock and HBC Common Stock immediately prior to the Effective Time (the “Certificates”) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of HFG Common Stock and HBC Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of HFG Common Stock or HBC Common Stock represented by Certificates that is not registered in the transfer records of HFG or HBC, as applicable, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as HBC and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

     (b)  After the Effective Time, each holder of shares of HFG Common Stock and HBC Common Stock (other than shares of HBC Common Stock as to which statutory dissenters’ rights have been perfected as provided in Section 3.2) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, except that any Cash Payment owed to a holder of HBC Common Stock that has executed a promissory note in favor of HFG (as described in Exhibit 1 to this Agreement) shall be applied to retire the promissory note. HBC shall not be obligated to deliver the consideration to which any former holder of HFG Common Stock or HBC Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1. Until so surrendered, each outstanding Certificate or Certificates of HFG Common Stock or HBC Common Stock shall be deemed to represent the consideration into which the Certificates of HFG Common Stock or HBC Common Stock represented thereby prior to the Effective Time shall have been converted.

     (c)  Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of HFG Common Stock or HBC Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HFG Common Stock or HBC Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

     (d)  Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of HFG Common Stock or HBC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Approval of this Agreement by the holders of HFG Common Stock and HBC Common Stock shall constitute ratification of the appointment of the Exchange Agent.

4.2	Rights of Former HFG and HBC Shareholders.

     At the Effective Time, the stock transfer books of HFG and HBC shall be closed as to holders of HFG Common Stock and HBC Common Stock immediately prior to the Effective Time and no transfer of HFG Common Stock or HBC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of HFG Common Stock or HBC Common Stock (other than shares of HBC Common Stock as to which statutory dissenters’ rights have been perfected as provided in Section 3.2) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by HFG or HBC in respect of such shares of HFG Common Stock or HBC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

4.3	Legending of Securities.

     The shares of HBC Common Stock to be issued pursuant to Section 3.1(a) will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder. HBC is relying on the representations of HFG and its stockholders with respect to such exemption. Each certificate for HBC Common Stock to be issued in connection with this Agreement shall bear the following legend (with the appropriate date inserted):

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for Hemet Bancorp. In addition, the shares evidenced by this certificate are subject to the restrictions on transferability contained in a Shareholders Agreement dated the day of , 2002, between and among Hemet Bancorp and the holders of Common Stock thereof, a copy of which is on file in the office of Hemet Bancorp. No transfer or encumbrance of the shares represented hereby may be made except in accordance with such Agreement.”

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF HFG

     HFG hereby represents, warrants and covenants to HBC as follows:

5.1	Organization, Standing, and Power.

     HFG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. HFG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect. HFG has not engaged in any business activity other than that directly related to the negotiation, execution and consummation of this Agreement. HFG has no Subsidiaries.

5.2	Authority of HFG; No Breach By Agreement.

     (a)  HFG has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by HFG’s stockholders in accordance with this Agreement and Nevada law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HFG, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of HFG Common Stock as contemplated by Section 8.1, which is the only stockholder vote or consent required for approval of this Agreement and consummation of the Merger by HFG. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of HFG, enforceable against HFG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b)  Neither the execution and delivery of this Agreement by HFG, nor the consummation by HFG of the transactions contemplated hereby, nor compliance by HFG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HFG’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the stockholders of HFG, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of HFG under, any contract or permit of HFG, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(b) and 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any law or order applicable to HFG or any of its material assets (including HFG becoming subject to or liable for the payment of any tax or any of the assets owned by HFG being reassessed or revalued by any Regulatory Authority).

     (c)  Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service and other than

Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HFG of the Merger and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

     (a)  The authorized capital stock of HFG consists of 1,000,000 shares of HFG Common Stock, of which 10 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of HFG Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the NGCL. None of the outstanding shares of capital stock of HFG has been issued in violation of any preemptive rights of the current or past stockholders of HFG.

     (b)  Except as set forth in Section 5.3(a), there are no shares of capital stock or other equity securities of HFG outstanding and no outstanding Equity Rights relating to HFG Common Stock. Except as specifically contemplated by this Agreement, no Person has any contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or Equity Right for the purchase, subscription or issuance of any securities of HFG.

5.4	Compliance with Laws.

     HFG has in effect all permits necessary for it to enter into this Agreement and consummate the transactions contemplated hereby, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or which would prevent the consummation of the Merger, and there has occurred no Default under any such permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HFG Material Adverse Effect or which would prevent the consummation of the Merger. HFG:

     (a)  is not in Default under any of the provisions of its Articles of Incorporation or Bylaws;

     (b)  is not in Default under, or violation of, any applicable laws, orders, or permits, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HFG Material Adverse Effect; or

     (c)  since its incorporation on May 6, 2002, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that HFG is not, or may not be, in compliance with any laws or orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, or (iii) requiring HFG to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking.

5.5	Legal Proceedings.

     There is no Litigation instituted or pending, or, to the knowledge of HFG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against HFG, or against any director or officer in their capacities as such, or against any asset, interest, or right of any of them, nor are there any orders outstanding against HFG.

5.6	Statements True and Correct.

     (a)  No statement, certificate, instrument, or other writing furnished or to be furnished by HFG or any Affiliate thereof to HBC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b)  None of the information supplied or to be supplied by HFG or any Affiliate thereof for inclusion in the HBC Proxy Statement to be mailed to HBC’s shareholders in connection with the HBC Shareholders’ Meeting, and any other documents to be filed by HFG or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the HBC Proxy Statement, when first mailed to the shareholders of HBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the HBC Proxy Statement or any amendment thereof or supplement thereto, at the time of the HBC Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the HBC Shareholders’ Meeting.

     (c)  All documents that HFG or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

5.7	Regulatory Matters.

     Neither HFG nor any Affiliate of HFG has taken or agreed to take any action, and HFG has no knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents or approvals of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the knowledge of HFG there exists no fact, circumstance, or reason why the requisite Consents or approvals referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

5.8	State Takeover Laws.

     HFG has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover laws (collectively, “Takeover Laws”).

5.9	Board Actions.

     The Board of Directors of HFG, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) adopted this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to submit and recommend this Agreement to the holders of the shares of HFG Common Stock for approval by written consent of the holders of HFG Common Stock as soon as reasonably practical after the execution of this Agreement.

5.10	Purchase for Investment.

     Each stockholder of HFG will represent and warrant to HBC that the shares of HBC Common Stock that will be acquired by such stockholder of HFG (each a “HFG Stockholder”) pursuant to the Merger are being acquired by such HFG Stockholder for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. Each HFG Stockholder will further represent and warrant to HBC that it understands that the shares of HBC Common Stock issuable pursuant to the Merger have not been registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of such HFG Stockholder’s investment intent as expressed in an investor suitability questionnaire which is reasonably satisfactory to HBC (each an “Investor Suitability Questionnaire”). As of the Effective Time, no more than thirty-five (35) HFG Stockholders shall fail to qualify as an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF HBC

     HBC hereby represents and warrants to HFG as follows:

6.1	Organization, Standing, and Power.

     HBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. HBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect.

6.2	Authority; No Breach By Agreement.

     (a)  HBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HBC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of HBC Common Stock as contemplated by Section 8.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by HBC. This Agreement represents a legal, valid, and binding obligation of HBC, enforceable against HBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b)  Neither the execution and delivery of this Agreement by HBC, nor the consummation by HBC of the transactions contemplated hereby, nor compliance by HBC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HBC’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any HBC Entity under, any contract or permit of any HBC Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(b) and 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any law or order applicable to any HBC Entity or any of their respective material assets (including any HBC Entity becoming subject to or liable for the payment of any tax or any of the assets owned by any HBC Entity being reassessed or revalued by any Regulatory Authority).

     (c)  Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities laws, and applicable rules of National Association of Securities Dealers, Inc., and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HBC of the Merger and the other transactions contemplated in this Agreement.

6.3	Capital Stock.

     (a)  The authorized capital stock of HBC consists of 10,000,000 shares of HBC Common Stock, of which 806,170 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of HBC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the CGCL. None of the outstanding shares of HBC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of HBC.

     (b)  Except as set forth in Section 6.3(a) and for the options to purchase shares of HBC Common Stock granted pursuant to The Bank of Hemet 1994 Stock Option Plan, there are no shares of capital stock or other equity securities of HBC outstanding and no outstanding Equity Rights relating to the capital stock of HBC. Except as specifically contemplated by this Agreement, no Person has any contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or Equity Right for the purchase, subscription or issuance of any securities of HBC.

6.4	Compliance with Laws.

     HBC is duly registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended. Each HBC Entity has in effect all permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, and there has occurred no Default under any such permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HBC Material Adverse Effect. None of the HBC Entities:

     (a)  is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

     (b)  is in Default under any laws, orders or permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HBC Material Adverse Effect; or

     (c)  since January 1, 1999, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any HBC Entity is not, or may not be, in compliance with any laws or orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, or (iii) requiring any HBC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.5	Legal Proceedings.

     There is no Litigation instituted or pending, or, to the knowledge of HBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any HBC Entity, or against any director, employee or employee benefit plan of any HBC Entity, or against any asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, nor are there any orders outstanding against any HBC Entity, that is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect.

6.6	Statements True and Correct.

     (a)  No statement, certificate, instrument or other writing furnished or to be furnished by any HBC Entity or any Affiliate thereof to HFG pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b)  All documents that any HBC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

6.7	Regulatory Matters.

     No HBC Entity nor any Affiliate thereof has taken or agreed to take any action, and HBC has no knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents or approvals of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the knowledge of HBC there exists no fact, circumstance, or reason why the requisite Consents or approvals referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

6.8	State Takeover Laws.

     HBC has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Laws.

6.9	Board Actions.

     The Board of Directors of HBC, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders of HBC, (ii) approved this Agreement, and (iii) resolved to submit this Agreement for approval by the holders of the shares of HBC Common Stock.

6.10	Opinion of Financial Advisor.

     The Board of Directors of HBC has received the opinion of Alex Sheshunoff & Co. Investment Banking, L.P., dated the date of this Agreement (the “HBC Fairness Opinion”), to the effect that, the Cash Payment to be received by HBC shareholders in the Merger is fair, from a financial point of view, to such shareholders.

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Covenants of HFG.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HBC shall have been obtained, and except as otherwise expressly contemplated herein, HFG covenants and agrees that (i) it will use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, (ii) it shall take no action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (iii) it shall engage only in activities that are directly and exclusively related to this Agreement and HFG’s performance hereunder.

7.2	Covenants of HBC.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HFG shall have been obtained, and except as otherwise expressly contemplated herein, HBC covenants and agrees that it (i) will operate its business only in the usual, regular and ordinary course, (ii) will use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) shall take no action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any HBC Entity from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of HBC, desirable in the conduct of the business of HBC and its Subsidiaries.

7.3	Notice of Adverse Changes in Condition.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4	Reports.

     Each Party and its Subsidiaries, if any, shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. As of their respective dates, any such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 8 ADDITIONAL AGREEMENTS

8.1	HBC Proxy Statement; Shareholder Approval.

     (a)  HBC shall duly call, give notice of, convene and hold the HBC Shareholders’ Meeting, to be held as soon as reasonably practicable after execution of this Agreement for the purpose of voting upon approval of this Agreement and the transactions contemplated hereby, including the Merger (“HBC Shareholder Approval”), and such other matters as it deems appropriate and shall, through its Board of Directors use its reasonable efforts to obtain the HBC Shareholder Approval. In connection with the HBC Shareholders’ Meeting, HBC shall prepare the HBC Proxy Statement and mail the HBC Proxy Statement to its shareholders, and HFG shall furnish to HBC all information concerning HFG and its Affiliates that HBC may reasonably request in connection with the HBC Proxy Statement. HBC and HFG shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws.

     (b)  HFG shall, as soon as reasonably practicable after the execution of this Agreement (“HFG Stockholder Approval”), obtain the unanimous written consent of the holders of HFG Common Stock to approve this Agreement and the transactions contemplated hereby, including the Merger.

8.2	Consents of Regulatory Authorities.

     The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.3	Filings with State Offices.

     Upon the terms and subject to the conditions of this Agreement, HBC and HFG shall file a copy of the Merger Agreement and officers’ certificates with the Secretary of State of the State of California and the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Closing.

8.4	Agreement as to Efforts to Consummate.

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries, if any, to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.5	Investigation.

     Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable.

8.6	Press Releases.

     Prior to the Effective Time, HFG and HBC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by law.

8.7	State Takeover Laws.

     Each of HFG and HBC shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.8	HFG Common Stock.

     HFG shall use its best efforts to ensure that, as of the Effective Time, all of the issued and outstanding shares of HFG Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the NGCL.

8.9	Indemnification.

     (a)  For a period of six years after the Effective Time, HBC shall indemnify, defend and hold harmless the present and former directors, officers, and agents of HFG (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, or agents of HFG occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Nevada law and by HFG’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not HFG is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between HBC and the Indemnified Party.

     (b)  Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.9, upon learning of any such liability or Litigation, shall promptly notify HBC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c)  If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.9.

     (d)  The provisions of this Section 8.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

8.10	HFG Financing.

     (a)  Promptly after the mailing of the HBC Proxy Statement to HBC’s shareholders, HFG shall promptly commence and complete the sales of shares of HFG Common Stock (the “HFG Financing” ) in accordance with the procedures and restrictions which are described in Exhibit 1 hereto.

     (b)  In connection with the HFG Financing, HBC shall, during regular business hours, use its commercially reasonable efforts to make its executive officers available to the HFG Investors (as defined in Exhibit 1) for the purpose of answering questions and providing information with respect to HBC and the HFG Financing.

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party.

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

     (a)  Shareholder Approval. The shareholders of both HFG and HBC shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by law and by the provisions of any governing instruments. In addition, the holders of HBC Common Stock shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with Section 310(a)(1) of the CGCL.

     (b)  Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the board of directors of HBC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (c)  Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any contract or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of HBC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (d)  Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e)  HFG Financing. HFG shall have completed the HFG Financing in accordance with the procedures and restrictions set forth in Exhibit 1 (it being agreed that the procedures and restrictions contained in paragraphs 1. through 3., inclusive, of such exhibit shall be strictly adhered to, without deviation).

     (f)  Opinion of Counsel. HBC shall have received an opinion of Alston & Bird LLP, counsel to HBC, dated as of the Closing Date, in form and substance satisfactory to both HBC and HFG, to the effect that: the merger of HFG with and into HBC, the conversion of shares of HFG Common Stock into the right to receive shares of HBC Common Stock, and the conversion of shares of the HBC Common Stock into the right to receive the Cash Payment, as provided for herein, should be treated for federal income tax purposes as a redemption (within the meaning of section 317(b) of the Internal Revenue Code) by HBC of the shares of the HBC Common Stock converted into the right to receive the Cash Payment where no mandatory obligation to offset applies as a result of the HFG Financing; no gain or loss should be recognized by HBC pursuant to consummation of the Merger; and no gain or loss should be recognized by the stockholders of HFG upon the conversion of their shares of HFG Common Stock into the right to receive shares of HBC Common Stock, as provided for herein.

9.2	Conditions to Obligations of HBC.

     The obligations of HBC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HBC pursuant to Section 11.6(a):

     (a)  Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of HFG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Except for the representations and warranties set forth in Section 5.3 which shall be true and correct in their entirety, there shall not exist inaccuracies in the representations and warranties of HFG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a HBC Material Adverse Effect. For purposes of the immediately preceding sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or variations thereof, or to the

“knowledge” of any Person or to matter being “known” by any Person shall be deemed not to include such qualifications.

     (b)  Performance of Agreements and Covenants. Each and all of the agreements and covenants of HFG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

     (c)  Certificates. HFG shall have delivered to HBC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as applicable to HFG and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by HFG’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, all in such reasonable detail as HBC and its counsel shall request.

     (d)  Investor Suitability Questionnaires. HBC shall have received from each Person who will be a stockholder of HFG at the Effective Time an executed Investor Suitability Questionnaire.

     (e)  HBC Fairness Opinion. The HBC Fairness Opinion shall not have been withdrawn or adversely modified, unless another financial advisor of nationally recognized reputation delivers an opinion to the Board of Directors of HBC substantially to the same effect as provided in Section 6.10 hereof.

     (f)  No Exercise of Dissenters’ Rights. As of the Closing Date no holder of HFG Common Stock shall have exercised, given notice of exercise or perfected such holder’s dissenters’ rights in accordance with and as contemplated by Section 92A.300 et seq. of the NGCL.

9.3	Conditions to Obligations of HFG.

     The obligations of HFG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HFG pursuant to Section 11.6(b):

     (a)  Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of HBC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Except for the representations and warranties set forth in Section 6.3 which shall be true and correct in their entirety, there shall not exist inaccuracies in the representations and warranties of HBC set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a HBC Material Adverse Effect. For purposes of the immediately preceding sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or variations thereof, or to the “knowledge” of any Person or to a matter being “known” by any Person shall be deemed not to include such qualifications.

     (b)  Performance of Agreements and Covenants. Each and all of the agreements and covenants of HBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

     (c)  Certificates. HBC shall have delivered to HFG (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as applicable to HBC and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by HBC’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, all in such reasonable detail as HFG and its counsel shall request.

     (d)  Minimum Participation in HFG Financing. Holders of at least 90.0% of the shares of HBC Common Stock issued and outstanding immediately prior to the Effective Time shall have participated in the HFG Financing.

ARTICLE 10 TERMINATION

10.1	Termination.

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of HFG and HBC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a)  By mutual written agreement of HBC and HFG; or

     (b)  By either Party (provided that the terminating Party is not then in material breach of any representation or warranty (under the applicable standard set forth in Section 9.2(a) in the case of HFG and Section 9.3(a) in the case of HBC), covenant, or other agreement contained in this Agreement), in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable, on the breaching Party and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the applicable standard set forth in Section 9.2 or 9.3, as applicable; or

     (c)  By either Party (provided that the terminating Party is not then in material breach of any representation or warranty (under the applicable standard set forth in Section 9.2(a) in the case of HFG and Section 9.3(a) in the case of HBC), covenant, or other agreement contained in this Agreement), in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d)  By either Party (provided that the terminating Party is not then in material breach of any representation or warranty (under the applicable standard set forth in Section 9.2(a) in the case of HFG and Section 9.3(a) in the case of HBC), covenant, or other agreement contained in this Agreement), in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of either HBC of HFG fail to vote on or give consent to their approval of the matters relating to this Agreement and the transactions contemplated hereby where such matters were presented to such shareholders for approval and voted or acted upon; or

     (e)  By either Party, in the event that the Merger shall not have been consummated by December 31, 2002, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

     (f)  By HBC, if the board of directors of HBC shall have determined to approve, endorse or recommend a Superior Proposal to HBC’s shareholders.

10.2	Effect of Termination.

     In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.3 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from liability resulting from any willful breach by that Party of a representation, warranty, covenant or agreement contained in this Agreement.

10.3	Non-Survival of Representations and Covenants.

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11 MISCELLANEOUS

11.1	Definitions.

     (a)  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any contract, law, order, or permit.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any contract, law, order, or permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, law, order, or permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, law, order, or permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable.

“Equity Rights” means all arrangements, calls, commitments, contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“HBC Common Stock” means the common stock, no par value, of HBC.

“HBC Entities” means, collectively, HBC and all HBC Subsidiaries.

“HBC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of HBC and its Subsidiaries, taken as a whole, or (ii) the ability of HBC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “HBC Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of HBC (or any of its Subsidiaries) taken with the prior informed written Consent of HFG in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of HBC, including expenses incurred by HBC in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of HBC to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of HBC to meet any published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or (G) changes in the market price or trading volume of HBC Common Stock.

“HBC Proxy Statement” means the proxy statement relating to the HBC Shareholders Meeting.

“HBC Shareholders’ Meeting” means the meeting of the shareholders of HBC to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

“HFG Common Stock” means the common stock, $0.001 par value per share, of HFG.

“HFG Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of HFG to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (ii) actions and omissions of HFG taken with the prior informed written Consent of HBC in contemplation of the transactions contemplated hereby, or (iv) the direct effects of compliance with this Agreement on the operating performance of HFG, including expenses incurred by HFG in consummating the transactions contemplated by this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the assets subject to such Lien.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with law, its actions, its assets (including contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Party” means either HFG or HBC, and “Parties” means both HFG and HBC.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” means, collectively, the SEC, the National Association of Securities Dealers, Inc., the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, banks, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any tender offer, exchange offer or other proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition or purchase of more than a 15% interest (A) in the total outstanding voting securities of HBC or any HBC Subsidiary, or (B) of the assets and liabilities of HBC or any HBC Subsidiary and (ii) with respect to which the board of directors of HBC (A) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person or Group making such proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to HBC’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of HBC, after obtaining the advice of a financial advisor of nationally recognized reputation, the Person or Group making such proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by HFG in response to such proposal).

“Surviving Corporation” means HBC as the surviving corporation resulting from the Merger.

     (b)  The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page

Agreement	1
Articles of Merger	2
Cash Payment	3
Certificates	4
CGCL	1
Closing	1
Effective Time	2
Exchange Agent	4
HBC	1
HBC Fairness Opinion	12
HBC Shareholder Approval	13
HFG	1
HFG Financing	16
HFG Stockholder	9
Indemnified Party	15
Investor Suitability Questionnaire	9
Merger	1
Merger Agreement	2
NGCL	1
Takeover Laws	8

     (c)  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2	Expenses.

     Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Any fees incurred by one Party that are paid by the other Party, shall be reimbursed by the first Party as promptly as practicable after receipt of such notice from the second Party.

11.3	Brokers and Finders.

     Except for Alex Sheshunoff & Co. Investment Banking, L.P. as to HBC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by HFG or by HBC, each of HFG and HBC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any liability in respect of any such claim.

11.4	Entire Agreement.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.9.

11.5	Amendments.

     To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of HFG Common Stock will be exchanged for shares of HBC Common Stock, or shares of HBC Common Stock will be exchanged for the Cash Payment, shall not be amended after the consent of the stockholders of HFG or after the HBC Shareholders’ Meeting without the requisite approval of the holders of the issued and outstanding shares of HFG Common Stock or HBC Common Stock, as applicable, entitled to vote thereon.

11.6	Waivers.

     (a)  Prior to or at the Effective Time, HBC, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HFG, to waive or extend the time for the compliance or fulfillment by HFG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HBC (except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time).

     (b)  Prior to or at the Effective Time, HFG, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HBC, to waive or extend the time for the compliance or fulfillment by HBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HFG under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HFG (except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time).

     (c)  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7	Assignment.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8	Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

HFG:	Hemet Financial Group, Inc. 300 Capitol Mall Suite 1100 Sacramento, California 95814 Facsimile Number: (916) 442-3442

Attention: James B. Jaqua

Copy to Counsel:	Bartel Eng & Schroder 300 Capitol Mall Suite 1100 Sacramento, California 95814 Facsimile Number: (916) 442-3442

Attention: Daniel B. Eng

HBC:	Hemet Bancorp 3715 Sunnyside Drive Riverside, California 92506 Facsimile Number: (909) 784-5771

Attention: James B. Jaqua

Copy to Counsel:	Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806 Facsimile: (714) 630-7910

Attention: Thomas Q. Kwan

Alston & Bird LLP 601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, D.C. 20004-2601 Facsimile Number: (202) 756-3333

Attention: Brian E. Lebowitz

11.9	Governing Law.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California. The Parties all expressly agree and acknowledge that the State of California has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Central District of California. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Riverside County, California. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum, and (d) the right to a jury trial.

11.10	Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11	Captions; Articles and Sections.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12	Interpretations.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13	Enforcement of Agreement.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14	Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HEMET BANCORP

By:	/s/ James B. Jaqua

James B. Jaqua President and Chief Executive Officer

Attest:

By:	/s/ Leslie Besic

Leslie Besic Secretary

HEMET FINANCIAL GROUP, INC

By:	/s/ James B. Jaqua

James B. Jaqua President

Attest:

By:	/s/ Catherine A. Frei

Catherine A. Frei Secretary

Exhibit 1

Principal Terms of HFG Financing

1. A total of approximately 75 Persons (the “HFG Investors”) shall subscribe to shares of HFG Common Stock prior to the Effective Time. All subscriptions shall be treated as a single private placement by HFG that is exempt from the registration requirements under the Securities Act pursuant to Regulation D thereunder and from the registration requirements of applicable state securities laws.

2. The HFG Investors shall pay for their shares of HFG Common Stock by means of cash or promissory notes as set forth below. As a condition to their subscriptions of HFG Common Stock, each HFG Investor shall be required to execute a Shareholders Agreement (principally designed to achieve and maintain HBC’s status as a Subchapter S corporation after the Merger beginning in 2003), a consent to HBC’s election to become a Subchapter S corporation, an Investor Suitability Questionnaire and such other documents as are necessary to complete the HFG Financing.

3. Any HFG Investor owning shares of HBC Common Stock shall subscribe to a number of shares of HFG Common Stock equal to that number of shares of HBC Common Stock that such HFG Investor will own at the Effective Time by means of the execution of a promissory note (each a “Promissory Note”) to HFG in a principal amount equal to the Cash Payment, multiplied by such number of shares of HBC Common Stock that such HFG Investor will own at the Effective Time. Each Promissory Note shall be payable at any time after the Effective Time upon demand and shall be full recourse against the relevant HFG Investor. Each Promissory Note will be interest-free and shall contain a mandatory set-off provision, whereby the amount owing to HFG under the Promissory Note shall automatically be set-off against the amount payable to the relevant HFG Investor in the Merger.

4. In addition to the subscriptions to purchase shares of HFG Common Stock for Promissory Notes described in paragraph 3. above, some number of HFG Investors shall subscribe to purchase shares of HFG Common Stock for cash at a price per share equal to the Cash Payment per share.

5. It is expected that the subscriptions to purchase shares of HFG Common Stock, the Shareholders Agreement, the consent to election as a Subchapter S corporation, the Investor Suitability Questionnaire, the Promissory Notes and such other documents necessary to complete the HFG Financing will be executed and delivered by the HFG Investors after the mailing of the definitive HBC Proxy Statement but before the Effective Time. Each of these agreements will become effective upon the issuance of the HFG Common Stock, which is expected to occur immediately prior to the Effective Time.

A-1-1

Appendix B

Opinion of Alex Sheshunoff & Co. Investment Banking, L.P.

May 22, 2002

Board of Directors
Hemet Bancorp
3715 Sunnyside Drive
Riverside, California 92506

Members of the Board:

Hemet Bancorp (“HBC”) and Hemet Financial Group, Inc. (“HFG”) entered into a Plan and Agreement of Merger (the “Merger Agreement”) by which HFG will be merged with and into HBC and HBC shall be the continuing corporation (the “Merger”). Pursuant to the Merger Agreement, the outstanding shares of HBC common stock shall be converted into the right to receive a cash payment of $54.00 per share from HBC (“Cash Price”) and the outstanding shares of HFG common stock shall be converted into the right to receive HBC common stock. The Cash Price was independently determined by HBC’s Board of Directors. The effect of the Merger will be to make HBC a privately held company.

The Board of Directors of HBC requested Alex Sheshunoff & Co Investment Banking, L.P.’s (“Sheshunoff”) opinion as to the fairness, from a financial point of view, to HBC’s current common stockholders of the Cash Price to be paid in the Merger. Sheshunoff was not requested to opine as to, and our opinion does not in any manner address, HBC’s underlying business decision to proceed with the Merger.

In connection with our opinion, we have, among other things:

1.	Reviewed HBC’s consolidated results based on its annual financial statements for the five-year period ending December 31, 2001;

2.	Reviewed HBC’s Call Report information as of December 31, 1997 through December 31, 2001;

3.	Conducted conversations with management regarding recent and projected financial performance of HBC;

4.	Reviewed certain internal financial statements and other financial and operating data concerning HBC;

5.	Analyzed the net present value of the after-tax cash flows HBC could produce through the year 2006 based on assumptions provided by management;

6.	Compared HBC’s recent operating results with those of certain other banks in California that have recently been acquired;

7.	Compared the pricing multiples for HBC in the Merger to those of certain other banks in California that have recently been acquired;

8.	Reviewed the reported market prices and historical trading activity of HBC’s common stock;

9.	Reviewed a draft of the Merger Agreement dated May 13, 2002; and

10.	Performed such other analyses we deemed appropriate.

For the purposes of this opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by HBC’s management. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of HBC, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios and did not make any independent review of either HBC’s loan portfolio or the adequacy of HBC’s loan and lease loss reserves. Based on representations of HBC’s management, we assumed the reserves for loan and lease losses are adequate to cover known and anticipated losses.

We have assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or HBC’s ability to make the Cash Price payments.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff assumed that there are no material changes in HBC’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement reviewed by it, and that off-balance sheet activities will not materially impact the future financial position or results of operation of HBC. Sheshunoff assumed the Merger will be completed as set forth in the Merger Agreement and that no material changes will be made in the Merger Agreement nor will restrictions be imposed by regulatory or other parties on the terms of the Merger Agreement.

Our opinion is limited to the fairness of the Cash Price, from a financial point of view, to the holders of HBC’s common stock. This letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of HBC and may not be used for any other purpose without our prior written consent, except that this opinion and supporting documentation may be included in any proxy statement or similar communication to HBC’s shareholders provided that this opinion and supporting documentation are included in their entirety. The supporting documentation contained in the proxy statement relating to this opinion should be read in conjunction with this opinion. That documentation describes the analyses we undertook and the assumptions we made in preparing this opinion. HBC’s Board of Directors retained Sheshunoff to consider the Cash Price and issue this opinion based upon Sheshunoff’s reputation in banking valuations and familiarity with the banking business. HBC’s Board of Directors placed no limit on the scope of Sheshunoff’s analysis.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Cash Price to be received by HBC stockholders pursuant to the Merger is fair to the current stockholders of HBC, from a financial point of view.

Very truly yours,

/s/ Alex Sheshunoff & Co. Investment Banking, L.P.

ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

Appendix C

Dissenters’ Rights from Section 1300 et seq.
from the California General Corporation Law

§ 1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”

(a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)  As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

(a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)  Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Stamping or endorsing dissenting shares

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

(a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

(a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Duty and report of appraisers; Court’s confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action

(a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Disposition of dividends upon dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. When dissenting shares lose their status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of proceedings for compensation or valuation pending litigation

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Shares to which chapter inapplicable

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

(a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Appendix D

HEMET BANCORP
SUMMARY OF PROJECTED FINANCIAL INFORMATION

	Base
	2001	2002	2003	2004	2005	2006

	(Dollars in thousands)
PROJECTIONS(1)
Asset Growth	3.53%	5.00%	5.00%	5.00%	5.00%	5.00%
Target Total Assets	$303,584	$318,763	$334,701	$351,436	$369,008	$387,459
Average Assets	$296,063	$311,174	$326,732	$343,069	$360,222	$378,233
Return on Average Assets	0.99%	1.10%	1.15%	1.20%	1.20%	1.20%

NET INCOME	$2,922	$3,423 (2)	$3,757	$4,117	$4,323	$4,539
Common Dividends(3)	$2,051	$2,225	$2,442	$2,676	$2,810	$2,950

RETAINED EARNINGS	$871	$1,198	$1,315	$1,441	$1,513	$1,589

Total Common Equity	$20,899	$22,097	$23,412	$24,853	$26,366	$27,955
Intangibles	0	0	0	0	0	0

TANGIBLE CAPITAL(4)	$20,899	$22,097	$23,412	$24,853	$26,366	$27,955

RATIOS
Common Income Growth	-4.84%	17.14%	9.77%	9.57%	5.00%	5.00%
Common Dividend Payout Ratio	70.19%	65.00%	65.00%	65.00%	65.00%	65.00%
Total Equity / Total Assets	6.88%	6.93%	6.99%	7.07%	7.15%	7.21%
Weighted Average Common Shares Outstanding(5)	856,649	806,170	806,170	806,170	806,170	806,170
Annual Dividend Per Share(5)	$2.40	$2.76	$3.03	$3.32	$3.49	$3.66

Assumptions
(1)	These projections do not give effect to cost savings resulting from HBC ceasing to be a public reporting company with the SEC nor to the effect of an election by HBC to be treated as a Subchapter S corporation.

(2)	Assumes no reduction to earnings in 2002 related to the merger and the Subchapter S corporation election.

(3)	Assumes dividends are paid at the rate of 65.0% of Net Income.

(4)	Assumes Tangible Capital remains at approximately 7.0% of Total Assets.

(5)	Assumes Weighted Average Common Shares Outstanding remains unchanged from March 31, 2002 and Annual Dividend per share increases proportionately to 65.0% of Net Income.

     The projections described above were not prepared to be in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections described above are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Many of the assumptions above are beyond the control of HBC and depend upon economic forecasting (both general and specific to HBC’s business), which is inherently uncertain and subjective, including assumptions with respect to bank industry performance, interest rates, labor costs and relations and assessments and other matters which are beyond the control of HBC.

     Inclusion of the foregoing forecasts should not be regarded as a representation by HBC or HFG, Sheshunoff or any other entity or person that the forecasts and projected results would be achieved or as to any future event, occurrence or non-occurrence and none of the foregoing parties assumes any

D-1

responsibility for the accuracy of such information. There can be no assurance that the forecasts and projections will be realized, and actual results may be higher or lower than those shown, possibly by material amounts.

     The projections described above were prepared and used as described above, and have not been and will not be revised or updated from the date of their preparation to reflect subsequent events, facts or other information of which any person or entity has become aware.

D-2

Appendix E

Financial and Market Summary of Banks Acquired
in California

With Assets Less Than $500 Million
Announced Since March 31, 2001

							PRICING RATIOS
						DEAL
					ACQUISITION	VALUE	BOOK	TANGIBLE	DEPOSITS	ASSETS	EARNINGS
BUYER		SELLER			DATE	$(M'S)	(X)	BOOK(X)	(%)	(%)	(X)

Boston Private Financial	MA	Borel Bank & Trust Co.	San Mateo	CA	06/27/01	113.00	3.69	3.69	35.00	31.50	17.28
Business Bancorp	CA	MCB Financial Corp.	San Rafael	CA	08/15/01	28.90	2.09	2.09	13.96	12.77	9.19
CVB Financial Corp.	CA	Western Security Bancorp	Burbank	CA	01/18/02	6.70	0.81	0.82	5.40	4.64	NM
First Banks Inc.	MO	BYL Bancorp	Orange	CA	06/22/01	49.00	1.59	1.65	19.87	17.58	32.46
First Banks Inc.	MO	Charter Pacific Bank	Agoura Hills	CA	05/23/01	18.40	1.42	1.42	20.53	17.93	NM
First Community Bancorp	CA	First Charter Bank NA	Beverly Hills	CA	05/22/01	13.50	1.41	1.48	11.34	9.98	NM
First Community Bancorp	CA	Pacific Western National Bank	Pico Rivera	CA	08/22/01	36.60	2.02	2.03	18.74	17.05	17.14
First Community Bancorp	CA	W.H.E.C. Inc.	Carlsbad	CA	11/13/01	21.10	2.18	2.21	17.18	15.82	14.04
FirstFed Financial Corp.	CA	City Holding Co.’s CA subs		CA	08/16/01	23.00	1.37	1.37	12.86	11.67	NM
Mid-State Bancshares	CA	Americorp	Ventura	CA	04/09/01	64.10	2.36	2.36	26.92	24.05	16.62
National Mercantile Bancorp	CA	South Bay Bank, NA	Torrance	CA	07/18/01	29.10	1.87	1.87	19.31	15.42	11.15
UnionBanCal Corp.	CA	First Western Bank	Simi Valley	CA	12/19/01	44.60	2.52	2.52	23.62	21.42	17.52
Westamerica Bancorp	CA	Kerman State Bank	Kerman	CA	02/25/02	15.80	1.37	1.37	17.67	15.46	16.27
Western Sierra Bancorp	CA	Central California Bank	Sonora	CA	11/15/01	9.20	1.90	1.90	16.32	14.93	30.28
				MAX		113.00	3.69	3.69	35.00	31.50	32.46
				MIN		6.70	0.81	0.82	5.40	4.64	9.19
				AVG		33.79	1.90	1.91	18.48	16.44	18.19
				MEDIAN		25.95	1.89	1.89	18.21	15.64	16.88
		HEMET BANCORP	HEMET	CA		44.21	2.11	2.11	16.07	14.38	15.10

[Additional columns below]

[Continued from above table, first column(s) repeated]

					GROWTH

					ASSET	DEPOSIT	INCOME	REVENUE
BUYER		SELLER			(%)	(%)	(%)	(%)

Boston Private Financial	MA	Borel Bank & Trust Co.	San Mateo	CA	-13.49	-17.36	0.17	40.08
Business Bancorp	CA	MCB Financial Corp.	San Rafael	CA	16.27	19.58	2.44	26.31
CVB Financial Corp.	CA	Western Security Bancorp	Burbank	CA	0.50	4.37	NM	-14.52
First Banks Inc.	MO	BYL Bancorp	Orange	CA	-10.71	-12.24	153.46	-41.95
First Banks Inc.	MO	Charter Pacific Bank	Agoura Hills	CA	21.95	27.03	-49.27	13.74
First Community Bancorp	CA	First Charter Bank NA	Beverly Hills	CA	6.09	28.38	-87.59	91.19
First Community Bancorp	CA	Pacific Western National Bank	Pico Rivera	CA	51.43	55.13	0.71	69.78
First Community Bancorp	CA	W.H.E.C. Inc.	Carlsbad	CA	13.38	12.96	13.09	20.14
FirstFed Financial Corp.	CA	City Holding Co.’s CA subs		CA	9.27	8.36	NM	NM
Mid-State Bancshares	CA	Americorp	Ventura	CA	8.35	13.47	10.30	30.85
National Mercantile Bancorp	CA	South Bay Bank, NA	Torrance	CA	-17.37	-26.64	4.40	84.21
UnionBanCal Corp.	CA	First Western Bank	Simi Valley	CA	10.63	14.98	5.82	10.80
Westamerica Bancorp	CA	Kerman State Bank	Kerman	CA	-13.27	-15.92	4.41	-2.88
Western Sierra Bancorp	CA	Central California Bank	Sonora	CA	46.29	50.22	175.45	118.73
				MAX	51.43	55.13	175.45	118.73
				MIN	-17.37	-26.64	-87.59	-41.95
				AVG	9.24	11.59	19.45	34.34
				MEDIAN	8.81	13.21	4.40	26.31
		HEMET BANCORP	HEMET	CA	3.42	2.23	-4.84	-0.04

E-1

Financial and Market Summary of Banks Acquired
in California with Assets of less than $500 million

										$100k+
					Total	Equity/	T. Equity	NPA's/	LLR's	Deposits/
Buyer		Seller			Assets	Assets	T. Assets	Assets	NPL's	Deposits

Boston Private Financial	MA	Borel Bank & Trust Co.	San Mateo	CA	358,758	8.32	8.32	0.00	0.00	19.84
Business Bancorp	CA	MCB Financial Corp.	San Rafael	CA	226,280	6.12	6.12	0.00	0.00	12.97
CVB Financial Corp.	CA	Western Security Bancorp	Burbank	CA	145,249	9.45	9.38	1.82	66.63	12.53
First Banks Inc.	MO	BYL Bancorp	Orange	CA	278,731	10.64	10.26	0.63	315.09	15.73
First Banks Inc.	MO	Charter Pacific Bank	Agoura Hills	CA	107,632	12.06	12.06	0.69	154.42	14.55
First Community Bancorp	CA	First Charter Bank NA	Beverly Hills	CA	135,254	7.07	6.77	1.26	272.48	11.48
First Community Bancorp	CA	Pacific Western National Bank	Pico Rivera	CA	214,699	8.44	8.42	0.43	187.42	22.61
First Community Bancorp	CA	W.H.E.C. Inc.	Carlsbad	CA	133,416	7.18	7.11	1.44	43.44	13.68
FirstFed Financial Corp.	CA	City Holding Co.’s CA subs		CA	197,022	8.54	8.54	0.56	177.89	24.51
Mid-State Bancshares	CA	Americorp	Ventura	CA	266,495	9.57	9.57	0.41	459.64	14.63
National Mercantile Bancorp	CA	South Bay Bank, NA	Torrance	CA	188,749	10.60	10.60	0.24	393.54	23.60
UnionBanCal Corp.	CA	First Western Bank	Simi Valley	CA	208,216	8.51	8.51	1.54	40.71	6.99
Westamerica Bancorp	CA	Kerman State Bank	Kerman	CA	102,184	11.26	11.26	7.83	23.93	46.68
Western Sierra Bancorp	CA	Central California Bank	Sonora	CA	61,475	7.84	7.84	0.00	NA	20.18

				Max	358,758	12.06	12.06	7.83	459.64	46.68
				Min	61,475	6.12	6.12	0.00	0.00	6.99
				Avg	187,440	8.97	8.91	1.20	164.25	18.57
				Median	192,886	8.53	8.53	0.60	154.42	15.18

		Hemet Bancorp	Hemet	CA	305,980	6.83	6.83	0.63	153.51	8.62

								NII/	Non-Int.	Non-Int.
							Eff.	Avg.	Inc./Avg.	Exp/Avg.
Buyer		Seller			ROAA	ROAE	Ratio	Assets	Assets	Assets

Boston Private Financial	MA	Borel Bank & Trust Co.	San Mateo	CA	1.81	22.11	47.14	3.25	0.89	1.95
Business Bancorp	CA	MCB Financial Corp.	San Rafael	CA	1.39	20.75	57.34	5.36	0.43	3.32
CVB Financial Corp.	CA	Western Security Bancorp	Burbank	CA	-0.80	-8.19	89.69	5.07	1.73	6.10
First Banks Inc.	MO	BYL Bancorp	Orange	CA	0.89	8.53	83.35	(1.03)	4.88	3.21
First Banks Inc.	MO	Charter Pacific Bank	Agoura Hills	CA	0.03	0.23	89.21	5.02	0.70	5.10
First Community Bancorp	CA	First Charter Bank NA	Beverly Hills	CA	NM	NM	91.22	2.50	1.30	3.47
First Community Bancorp	CA	Pacific Western National Bank	Pico Rivera	CA	0.91	9.99	66.21	6.57	0.69	4.81
First Community Bancorp	CA	W.H.E.C. Inc.	Carlsbad	CA	1.12	15.52	67.43	5.31	1.22	4.40
FirstFed Financial Corp.	CA	City Holding Co.’s CA subs		CA	1.06	12.49	231.48	4.03	0.32	10.07
Mid-State Bancshares	CA	Americorp	Ventura	CA	1.44	15.17	64.82	4.58	1.08	3.67
National Mercantile Bancorp	CA	South Bay Bank, NA	Torrance	CA	1.51	14.78	47.78	4.94	0.40	2.55
UnionBanCal Corp.	CA	First Western Bank	Simi Valley	CA	1.26	14.66	71.93	5.85	1.82	5.52
Westamerica Bancorp	CA	Kerman State Bank	Kerman	CA	0.76	7.33	65.27	4.53	0.91	3.55
Western Sierra Bancorp	CA	Central California Bank	Sonora	CA	0.89	10.60	82.10	5.03	0.73	4.73

				Max	1.81	22.11	231.48	6.57	4.88	10.07
				Min	(0.80)	(8.19)	47.14	(1.03)	0.32	1.95
				Avg	0.94	11.07	82.50	4.36	1.22	4.46
				Median	1.06	12.49	69.68	4.98	0.90	4.04

		Hemet Bancorp	Hemet	CA	0.98	12.75	59.23	3.74	0.47	2.49

E-2

APPENDIX TO PROXY STATEMENT

PROXY CARD

Fold and Tear Here	Fold and Tear Here

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF HEMET BANCORP

Special Meeting of Shareholders — ________________, 2002

The undersigned, a shareholder of Hemet Bancorp, a California corporation (“HBC”), does hereby constitute and appoint James B. Jaqua and Catherine A. Frei, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of HBC common stock that the undersigned would be entitled to vote if personally present at the special meeting of HBC shareholders to be held at the Anchor Restaurant, 2524 East Florida Avenue, Hemet, California 92544 on      , 2002, at      :     .m., local time, or at any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINAFTER GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND IN FAVOR OF AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE SPECIAL MEETING.

Please mark, date, sign and mail this proxy in the envelope provided for this purpose. No postage is required if mailed in the United States.

(Continued and to be voted and signed on the reverse side)

Fold and Tear Here	Fold and Tear Here

The undersigned hereby instructs said proxies or their substitutes as set forth below.

1. APPROVAL OF THE PLAN AND AGREEMENT OF MERGER, DATED AS OF MAY 22, 2002, BY AND BETWEEN HEMET BANCORP, A CALIFORNIA CORPORATION, AND HEMET FINANCIAL GROUP, INC., A NEVADA CORPORATION, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THIS PROPOSAL IS MADE BY HEMET BANCORP.

FOR	AGAINST	ABSTAIN

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement for the special meeting, both dated      , 2002.

[HBC Account Number]	[Number of Shares]	[Shareholder Name and Address]

Signature _______________________________________	__________________________________________, 2002

Signature _______________________________________	__________________________________________, 2002

NOTE: Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a company, it should be signed with full corporate name by a duly authorized officer.